EXHIBIT 10.2

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 16, 2009

Among

ABITIBI-CONSOLIDATED U.S. FUNDING CORP.

as the Seller

and

CITIBANK, N.A.,

BARCLAYS BANK PLC

and the other financial and other institutions from time to time party hereto,

as Banks

and

CITIBANK, N.A.,

as the Agent

and

THE ORIGINATORS NAMED HEREIN

and

ABITIBI CONSOLIDATED SALES CORPORATION

as Servicer

and

ABITIBI-CONSOLIDATED INC.

as Subservicer

and

BARCLAYS CAPITAL INC.,

as Syndication Agent

and

THE CIT GROUP / BUSINESS CREDIT, INC.,

as Documentation Agent

-i-

-ii-

SCHEDULES

SCHEDULE I	-	Bank Commitments
SCHEDULE II	-	Credit and Collection Policy
SCHEDULE III	-	Addresses
SCHEDULE IV	-	UCC and PPSA Information
SCHEDULE V	-	Deposit Accounts
SCHEDULE VI	-	Depositary Bank Consents

ANNEXES

ANNEX A-1	-	Form of Monthly Report
ANNEX A-2	-	Form of Weekly Report
ANNEX B	-	Form of Deposit Account Agreement
ANNEX C	-	Form of Assignment and Acceptance
ANNEX D	-	Form of Notice of Purchase
ANNEX E	-	[Intentionally Omitted]
ANNEX F	-	Form of Undertaking (Originator)
ANNEX G	-	Form of Undertaking (Servicer)
ANNEX H	-	Insurance Policy
ANNEX I	-	[Intentionally Omitted]
ANNEX J	-	[Intentionally Omitted]
ANNEX K	-	[Intentionally Omitted]
ANNEX L	-	Form of Notice of Change of Address
ANNEX M	-	[Intentionally Omitted]
ANNEX N	-	Form of Certificate Regarding Adverse Claims

EXHIBITS

EXHIBIT A-1	-	Form of Canadian Amended Order
EXHIBIT A-2	-	Form of US Interim Order
EXHIBIT B	-	Form of US Final Order

-iii-

SECOND AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 16, 2009

ABITIBI-CONSOLIDATED U.S. FUNDING CORP., a Delaware corporation as Seller (as this and other capitalized terms are hereinafter defined), CITIBANK, N.A., BARCLAYS BANK PLC and the other financial and other institutions from time to time party hereto, as Banks, CITIBANK, N.A., as Agent for the Banks (“Agent”), ABITIBI-CONSOLIDATED INC., a Canadian corporation (“ACI”), ABITIBI CONSOLIDATED SALES CORPORATION, a Delaware corporation (“ACSC”), as Originators, ACSC, as Servicer, ACI, as Subservicer, Barclays Capital Inc., as Syndication Agent, and The CIT Group / Business Credit, Inc., as Documentation Agent, agree as follows:

PRELIMINARY STATEMENT. Abitibi-Consolidated U.S. Funding Corp. (the “Seller”), Citibank, N.A., Citibank, N.A., London Branch (“CLB”), ACI and ACSC entered into that certain Amended and Restated Receivables Purchase Agreement dated as of January 31, 2008 (as amended prior to the date hereof, the “Existing RPA”). The Seller has acquired, and may continue to acquire, Receivables from the Originators, either by purchase or (in the case of ACSC) by contribution to the capital of the Seller, as determined from time to time by the Seller and the applicable Originator. The Seller has sold and is prepared to continue to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. The Banks are prepared to continue to purchase such Receivable Interests, in each case on the terms set forth herein. The parties hereto wish to amend and restate the Existing RPA in its entirety. Accordingly, the parties agree that the Existing RPA is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Certain Defined. Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Abitibi Entity” means each of ACI, Donohue and their respective Subsidiaries.

“Adequate Protection Claims” has the meaning specified in the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter).

“Adjusted Eurodollar Rate” means, for any Yield Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Yield Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Yield Period.

“Administrative Questionnaire” means, with respect to each Bank, an Administrative Questionnaire in the form requested by the Agent furnished to the Agent, the Seller and the Servicer duly completed by such Bank.

“Adverse Claim” means a lien, security interest, mortgage, pledge, assignment, hypothec, hypothecation, privilege, title retention or other charge or encumbrance, or any other type of preferential arrangement (which, for the avoidance of doubt, does not include Taxes not yet due and payable).

“Affected Person” has the meaning specified in Section 2.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Debtor” means an Affiliate of an Originator which has commenced a case under the Bankruptcy Code or under the CCAA.

“Agent’s Account” means the following account of the Agent (or such other account as the Agent may hereafter notify the Seller in writing):

Bank Name:	Citibank N.A.
ABA/Routing No.:	[Omitted]
Account Name:	Citicorp Industrials
Account No.:	[Omitted]
Reference:	Abitibi

“Aggregate Capital” means at any time the aggregate Capital of Receivable Interests then outstanding under this Agreement.

“Agreement” means the Existing RPA, as amended and restated by the ARRPA and as the same may be further amended, restated or otherwise modified from time to time in accordance with the provisions hereof.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)       the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;

(b)	1/2 of one percent above the Federal Funds Rate; and
(c)	4.00%.

“Applicable Margin” means (i) 6.50% per annum, for purposes of determinations of Yield based on the Alternate Base Rate, and (ii) 7.50% per annum, for purposes of determinations of Yield based on the Adjusted Eurodollar Rate; provided, that (x) upon the extension of the Stated Termination Date pursuant to the exercise of the Fifteen Month Facility Extension Option, each of the foregoing rates shall be increased by 1.00% per annum and (y) upon the extension of the Stated Termination Date pursuant to the exercise of the Eighteen

Month Facility Extension Option, each of the foregoing rates shall be increased by an additional 1.00% per annum.

“Approved Country” means the United States, Canada, and any other country outside of the European Area other than those:

(i)        whose government or central bank (x) shall have prohibited the sale of the currency of such country in exchange for United States dollars or shall have admitted in writing its inability to pay its debts as the same become due, (y) shall have declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country, or (z) shall have ceased to be a member of the International Monetary Fund or ceased to be eligible to use the resources of the International Monetary Fund; or

(ii)       with respect to which the United States shall have imposed economic sanctions.

“Approved DIP Receivable” means a Receivable (i) in respect of which the Obligor is debtor in a case under Chapter 11 of the Bankruptcy Code, (ii) which arises after the commencement of the case described in (i) and is therefore entitled to priority as an administrative expense in such case and (iii) has been approved for purposes of this Agreement by the Agent in its Discretion.

“ARRPA” means this Second Amended and Restated Receivables Purchase Agreement dated as of June 16, 2009.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, substantially in the form of Annex C.

“Assignee Agent” has the meaning specified in Section 10.17(a).

“Assignor Agent” has the meaning specified in Section 10.17(a).

“Availability Block” means at any time an amount equal to (a) the greater of $30,000,000 or 8.0% of the Gross Receivables Pool Balance plus (b) the aggregate amount by which the aggregate claims for all Export Losses (as defined in the Insurance Policy) made by ACI and each “Affiliate of Abitibi” (as such term is defined in the Maximum Liability Amount endorsement of the Insurance Policy) under the Insurance Policy in any Policy Period (as defined in the Insurance Policy) exceed $50,000,000.

“Availability Reserves” means, as of any date of determination, such reserves in amounts as the Agent may from time to time establish (upon three Business Days’ notice to the Seller in the case of new reserve categories established after the Closing Date and formula changes) and revise (upward or downward) in its Discretion: (i) to reflect then-current market events, conditions, contingencies or risks which, as reasonably determined by the Agent, do or could reasonably be expected to materially adversely affect either (a) the collectibility of the Collateral or its value or (b) the enforceability, perfection or priority of the security interests and other rights of the Agent or any Bank in the Collateral or (ii) to reflect the Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Seller was incomplete, inaccurate or misleading in any material respect when furnished and when considered with all other related information furnished by or on behalf of Seller or (iii) in respect of any state of facts which the Agent reasonably determines in good faith constitutes a Trigger Event.

“Bank” means each Person listed as a “Bank” on the signature pages hereto and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.

“Bank Commitment” of any Bank means, (a) with respect to each Bank listed on the signature pages hereof, the amount set forth as its Bank Commitment in Schedule I and (b) with respect to a Bank that becomes a party hereto pursuant to an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Bankruptcy Case” means, collectively, the cases filed by (x) ACSC and the Parent under Chapter 11 of the Bankruptcy Code and (y) ACI under Chapter 15 of the Bankruptcy Code (or, at any time on or after the Petition Date, under Chapter 11 of the Bankruptcy Code), in each case with the Bankruptcy Court.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City, Montreal or Ottawa, and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Canadian Amended Order” an order of the Canadian Court, substantially in the form of Exhibit A-1, approving, inter alia, the continued sale and servicing of Receivables under the Originator Purchase Agreement, the transactions contemplated by this Agreement and the other Transaction Documents and the performance by ACI of its obligations under this Agreement and the other Transaction Documents.

“Canadian Case” means the case filed by ACI and certain of its Subsidiaries under the CCAA with the Canadian Court.

“Canadian Court” means the Superior Court of Quebec.

“Canadian Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Canadian Dollars at the spot rate of exchange for that currency as reasonably determined and advised by the Agent.

“Canadian Dollars” or “CAD” means dollars in the lawful currency of Canada.

“Canadian Originator” means ACI.

“Canadian Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended, modified or replaced from time to time.

“Capital” of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase pursuant to this Agreement, or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04(e); provided that if such Capital shall have been reduced by any such distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change of Address” means the first change of address of the principal place of business, chief executive office and location of receivables records of each of the Seller and ACSC hereunder as described in the Notice of Change of Address.

“Change of Address Effective Date” has the meaning specified in Section 10.01(e).

“Citibank” means Citibank, N.A., a national banking association.

“CLB” has the meaning specified in the Preliminary Statement.

“Closing Date” means the date the ARRPA becomes effective pursuant to Section 3.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 2.11.

“Collateral Availability” means at any time an amount equal to (i) 85% of the Net Receivables Pool Balance less (ii) the Insurance Deductible Reserve less (iii) the Foreign Currency Adjustment less (iv) the Availability Block less (v) Availability Reserves, each determined as of the date of the most recent Weekly Report or Daily Report delivered pursuant to Section 6.02(g).

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, (i) all cash proceeds of

Related Security with respect to such Receivable, (ii) any Collection of such Receivable deemed to have been received pursuant to Section 2.04 and (iii) any Insurance Proceeds received with respect to such Receivable.

“Concentration Limit” for any Obligor means at any time:

(i)        if and so long as such Obligor has Debt Ratings of at least BBB- by S&P and Baa3 by Moody’s, 15.0%;

(ii)       if and so long as such Obligor has Debt Ratings from S&P or Moody’s and the preceding clause (i) is not applicable, 10.0%; or

(iii)      if neither of the preceding clauses is applicable, 5.0%; provided that unless and until the Agent determines that the circumstances warranting such treatment no longer exist, the Concentration Limit for Infoglobo Comunicacoes SA., a Brazilian entity, shall be 10.0%.

“Confidential Information” has the meaning specified in Section 10.06(b).

“Contract” means an agreement between an Originator and an Obligor (including, in the case of any open account agreement, an invoice), pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Country Concentration Limit” means at any time, for any Approved Country other than the United States or Canada, (i) if such Approved Country has Foreign Currency Long Term Debt Ratings of BBB- or better from S&P and Ba1 or better from Moody’s, 15% or (ii) otherwise, 10%; provided that the Agent may, in its Discretion and at any time, on account of bona fide credit reasons, reduce (to a lesser amount or to zero) any Country Concentration Limit.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Schedule II hereto, as modified in compliance with this Agreement.

“Daily Report” has the meaning specified in Section 6.02(g)(iii).

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debt Rating” for any Person, means the public rating by S&P of such Person’s long term non credit enhanced, senior unsecured debt, or the corporate family rating assigned to such Person by Moody’s.

“Defaulted Bank” has the meaning specified in Section 2.02(f).

“Defaulted Receivable” means an Originator Receivable:

(i)        as to which any payment, or part thereof, remains unpaid for more than 90 days (60 days in the case of an International Receivable and 45 days in the case of an Approved DIP Receivable) from the original due date for such payment;

(ii)       except in the case of an Approved DIP Receivable, as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 7.01(g);

(iii)      which, consistent with the Credit and Collection Policy, would be written off the applicable Originator’s or the Seller’s books as uncollectible; or

(iv)      for which the applicable Originator or the Seller has (or, consistent with the Credit and Collection Policy, should have) established an Obligor specific reserve for non payment.

“Deferred Purchase Price” has the meaning specified in the Originator Purchase Agreement.

“Deposit Account” means an account maintained at a Deposit Bank into which (i) Collections in the form of checks and other items are deposited that have been sent to one or more Lock-Boxes by Obligors and/or (ii) Collections in the form of electronic funds transfers and other items are paid directly by Obligors.

“Deposit Account Agreement” means an agreement, in substantially the form of Annex B.

“Deposit Bank” means any of the banks holding one or more Deposit Accounts.

“Diluted Receivable” means, without duplication, that portion (and only that portion) of any Originator Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by the applicable Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of, or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Originator Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Originator Receivable) or (iii) any set off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Originator Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction), (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof) or (c) the outstanding balance of the related invoice that was reversed due to unship-reship transactions; provided that

Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Discretion” shall mean the Agent’s good faith exercise of its discretion in a manner consistent with its customary credit policies and practices for asset-based credit facilities.

“Documentation Agent” means The CIT Group / Business Credit, Inc. in its capacity as Documentation Agent in respect of the ARRPA.

“Dollar Equivalent” means, as of any date, the amount obtained by applying the rate for converting currency into Dollars at the spot rate of exchange for that currency as reasonably determined and advised by the Agent.

“Dollars” or “$” means dollars in the lawful currency of the United States.

“Donohue” means Donohue Corp., a Delaware corporation.

“Donohue Group” has the meaning specified in the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter).

“EDC” has the meaning specified in Section 10.18.

“Eighteen Month Facility Extension Option” has the meaning specified in Section 2.15.

“Eligible Assignee” means (i) any Bank (other than a Defaulted Bank) or any of its Affiliates or any Related Fund, (ii) any Person managed by any Bank (other than a Defaulted Bank) or any of its Affiliates, or (iii) any financial or other institution approved by the Agent (which approval by the Agent shall not be unreasonably withheld or delayed) and approved by the Seller (which approval by the Seller shall not be unreasonably withheld or delayed and shall not be required if an Event of Termination or an Incipient Event of Termination has occurred and is continuing); provided that neither the Seller nor any of its Affiliates may be an Eligible Assignee.

“Eligible Obligor” means an Obligor which:

(i)	has a billing address in an Approved Country; and

(ii)       is not a Person with respect to which the United States, Canada or any other Approved Country shall have imposed sanctions; and

(iii)      is not in violation of any applicable law, rule or regulation relating to terrorism or money-laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); and

(iv)      is not a Person (A) that is listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (B) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (C) with which an Affected Person or an Originator is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (D) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (E) that is named as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list or any similar lists published in any other Approved Country; and

(v)       is not a Person (A) whose property or interest in property is otherwise blocked or subject to blocking pursuant to Section 1 of the Executive Order or any other Anti-Terrorism Law, or (B) that engages in any dealings or transactions prohibited by Section 2 of the Executive Order or any other Anti-Terrorism Law, or is otherwise associated with any such Person in any manner violative of such Section 2 or any other Anti-Terrorism Law.

“Eligible Receivable” means, at any time, a Receivable:

(i)        in the case of any International Receivable, which is fully insured (to the extent provided for therein) by the Insurance Policy;

(ii)       the Obligor of which is an Eligible Obligor, is not an Affiliate of any of an Originator or the Seller, and is not a Canadian federal or provincial Crown corporation;

(iii)      the Obligor of which is not a government or a governmental subdivision or agency; provided, however, that if a Receivable satisfies all of the requirements of an Eligible Receivable other than this clause (iii), such Receivable shall be an Eligible Receivable, but only to the extent that including such Receivable as an Eligible Receivable will not cause the aggregate Outstanding Balance of all Receivables included as Eligible Receivables, the Obligor of which is a government or a governmental subdivision or agency, to exceed 1% of the aggregate Outstanding Balance of all Eligible Receivables;

(iv)	which is not a Defaulted Receivable;

(v)       the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute 50% or more (10% or more in the case of International Receivables) of the aggregate Outstanding Balance of all Receivables of such Obligor;

(vi)      which has been billed and, according to the Contract related thereto, is required to be paid in full within (1) 90 days of the original billing date therefor or (2) if such Receivable is an International Receivable, 180 days of the original billing date, provided that, in each case, the "maximum payment terms" with respect to such Receivable set forth in the Insurance Policy permits such payment terms;

(vii)     which is not subject to any deduction, offset, counterclaim, return privilege or other conditions (other than (i) sales discounts given in the ordinary course of the applicable Originator’s business and reflected in the amount of such Receivable as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in the determination of Net Receivables Pool Balance); provided, however, that if a Receivable satisfies all of the requirements of an Eligible Receivable other than this clause (vii), such Receivable shall be an Eligible Receivable, but only to the extent the amount of such Receivable exceeds such deduction, offset, counterclaim, return privilege or other conditions;

(viii)    which (A) in the case of a Receivable originated by the U.S. Originator, is an “account” or “payment intangible” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest and (B) in the case of a Receivable originated by the Canadian Originator, is an “account” or “intangible” within the meaning of the PPSA or a “claim” under the Civil Code of Quebec;

(ix)      which (A) in the case of a Receivable originated by the U.S. Originator, is denominated and payable only in Dollars in the United States, (B) in the case of an International Receivable originated by the Canadian Originator, is denominated and payable only in Dollars in the United States, and (C) in the case of a Receivable other than an International Receivable originated by the Canadian Originator, is denominated and payable only in Dollars or Canadian Dollars in Canada;

(x)       which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor) and is not settled on a net basis;

(xi)      which represents a bona fide obligation of the Obligor of such Receivable to pay the stated amount;

(xii)     as to which the applicable Originator has satisfied and fully performed all obligations with respect to such Receivable required to be fulfilled by it other than customary warranty obligations, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xiii)    which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the applicable Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

(xiv)    which arises under a Contract which does not contain a legally enforceable provision requiring the Obligor thereunder to consent to the transfer, sale or assignment of the rights of the Seller or the applicable Originator thereunder (unless a written consent of such Obligor has been obtained) or that otherwise purports to restrict the ability of the Agent or the Banks to exercise their rights under this Agreement, including, without limitation, their right to review the related invoice or the payment terms of such Contract;

(xv)     which arose from the sale of goods or the rendering of services in the ordinary course of the applicable Originator’s business;

(xvi)    which has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(xvii)   the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xviii)  which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller on account of bona fide credit reasons upon 30 days’ notice;

(xvix)  which, if the Obligor thereof has a billing address in Canada, satisfies the requirements of Sections 4.01(s) and (t); and

(xx)     which is not excluded from the Insurance Policy by virtue of the provisions of Section 8(6) of the Insurance Policy.

“E-Mail Seller Report” has the meaning specified in Section 6.02(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which ACI or any of its Subsidiaries is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which ACI or any of its Subsidiaries is a member.

“Eureka” means Eureka Securitisation, plc, an English corporation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Yield Period, an interest rate per annum equal to the greater of (i) the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Yield Period in an amount substantially equal to the Capital associated with such Yield Period on such first day and for a period equal to such Yield Period and (ii) 3.00%.

“Eurodollar Rate Reserve Percentage” of any Bank for any Yield Period in respect of which Yield is computed by reference to the Adjusted Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Yield Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Yield Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Yield Period.

“European Area” means the United Kingdom, Belgium, Ireland and Germany.

“Event of Termination” has the meaning specified in Section 7.01.

“Existing Aggregate Capital” has the meaning specified in Section 3.03.

“Existing Originator Purchase Agreement” means that certain Amended and Restated Purchase and Contribution Agreement dated as of January 31, 2008, among the Originators, as sellers, and the Seller, as purchaser, as amended prior to the date hereof.

“Existing RPA” has the meaning specified in the Preliminary Statement.

“Facility Termination Date” means the earliest of (a) the Stated Termination Date, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Bankruptcy Case that is confirmed pursuant to an order entered by the Bankruptcy Court (or a corresponding order shall be entered in the Canadian Court with respect to the Canadian Case), (c) the date determined pursuant to Section 7.01 or (d) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding

Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Agreements” has the meaning specified in Section 2.05(b).

“Fees” means the fees payable by the Seller pursuant to Sections 2.05(b) and 2.05(c).

“Fifteen Month Facility Extension Option” has the meaning specified in Section 2.14.

“Finance Charge” means, with respect to any Receivable, any interest, finance charges or other similar charges payable at any time by an Obligor in connection with such Receivable not having been paid on the due date thereof.

“Foreign Currency Adjustment” means, as of any date of determination, an amount equal to the product of (A) the Outstanding Balance of Receivables that are denominated in Canadian Dollars as of such date multiplied by (B) the product of (i) the largest monthly decline (in percentage terms) of the Canadian Dollar versus the Dollar during the most recent twelve months multiplied by (ii) a stress factor of 1.25.

“Foreign Currency Long-Term Debt Rating” for any Approved Country means the rating by S&P or Moody’s of such Approved Country’s public, long-term foreign currency debt.

“Four Party Agreement” means that certain Third Amended and Restated Four Party Agreement for Sold Accounts (General), dated as of the date hereof, among ACI, the Seller, the Agent and the Insurer.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Gross Receivables Pool Balance” means at any time the Outstanding Balance of all Pool Receivables.

“GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), all QST and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.

“Guaranty Agreement” means the Guaranty and Undertaking Agreement dated as of the date hereof among the Affiliated Debtors party thereto as guarantors, ACI and the Agent.

“Guarantor” means each Affiliated Debtor that is a party to the Guaranty Agreement as a guarantor thereunder.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 9.01.

“Indemnified Party” has the meaning specified in Section 9.01.

“Insurance Deductible Reserve” means at any time an amount equal to 8.5% of the portion of the Net Receivables Pool Balance allocable to International Receivables.

“Insurance Policy” means that certain Accounts Receivable Policy (Shipments) General Terms and Conditions, plus the Coverage Certificate effective September 1, 2008 (together with all schedules and endorsements and other documents issued by the Insurer in connection therewith), together with any replacement Coverage Certificates, issued by the Insurer to ACI, a copy of which is annexed hereto as Annex H.

“Insurance Policy Event” means the occurrence of any of the following: (i) the Insurance Policy shall, for any reason, be terminated or otherwise no longer be in full force and effect, (ii) an event of the type described in Section 7.01(g) shall occur with respect to either entity comprising the Insurer or (iii) either entity comprising the Insurer fails to make a payment or payments which are due and payable under the Insurance Policy in excess of $5,000,000, either individually or in the aggregate (if any such claim is subsequently paid by the Insurers then the cumulative aggregate amount referred to above shall be reduced by the amount of any such payment).

“Insurance Proceeds” means any amounts paid by the Insurer under the Insurance Policy with respect to claims relating to Originator Receivables.

“Insurer” means, collectively, Export Development Canada and Compagnie Française d’Assurance pour le Commerce Extérieur – Canada Branch.

“Intercompany Agreement (Undertaking Agreements)” means that certain Intercompany Agreement (Undertaking Agreements) between ACSC and ACI dated as of December 21, 2007.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of April 1, 2008 by and among the Agent (as assignee of CLB), Goldman Sachs Credit Partners L.P., as Lender Agent, the Seller and the Originators.

“Interest Account” has the meaning specified in the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter).

“International Receivable” means a Receivable the Obligor of which has a billing address in an Approved Country other than the United States or Canada.

“Liquidation Day” means, for any Receivable Interest, (i) each day during a Yield Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

“Liquidation Fee” means, for any Yield Period for which Yield is computed by reference to the Adjusted Eurodollar Rate and a reduction of Capital is made for any reason on any day other than the last day of such Yield Period, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Yield Period pursuant to clause (iii) of the definition thereof) which would have accrued from the date of such repayment to the last day of such Yield Period on the reductions of Capital of the Receivable Interest relating to such Yield Period had such reductions remained as Capital, exceeds (B) the income, if any, received by the Banks from the investment of the proceeds of such reductions of Capital.

“Liquidity” has the meaning specified in the Guaranty Agreement.

“Lock-Box” means a post office box administered by a Deposit Bank for the purpose of receiving Collections.

“Majority Banks” shall mean at any time two or more Banks that are not Defaulted Banks having more than 50% of the aggregate Bank Commitments of Banks that are not Defaulted Banks or, after the Facility Termination Date, more than 50% of the Aggregate Capital.

“Material Adverse Effect” means (A) a material adverse effect on (i) the financial condition, business, operations, assets, liabilities or prospects of the Seller, individually, or of the Abitibi Entities taken as a whole, (ii) the ability of ACI, the Seller or any Guarantor to perform any of its obligations under any of the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of the Transaction Documents (including, without limitation, the validity, enforceability or priority of the ownership or security interests granted thereunder) or (iv) the collectibility of the Receivables Pool or (B) a material impairment of the rights or remedies of the Agent or the Banks under any of the Transaction Documents; provided that a Material Adverse Effect shall not be deemed to exist as a result of the filing or the effect of the Bankruptcy Case and the Canadian Case or the circumstances and events leading up thereto.

“Material Debt” means Debt in an aggregate principal amount exceeding $10,000,000 (or the Canadian Dollar Equivalent thereof) incurred after the Petition Date.

“Monthly Report” means a report in substantially the form of Annex A-1 hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Servicer pursuant to Section 6.02(g).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by ACI or any of its Subsidiaries or any ERISA Affiliate which is covered by Title IV of ERISA within the preceding six calendar years, and as to which ACI or any of its Subsidiaries could reasonably be expected to have any liability.

“Net Outstanding Balance” means at any time with respect to any Receivable, the Outstanding Balance of such Receivable less, to the extent applicable to such Receivable, any amounts described in clauses (vi), (vii) (exclusive of dilution reserves), (viii) or (ix) of the definition of Net Receivables Pool Balance.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of all Pool Receivables reduced, without duplication, by the sum of (i) the Net Outstanding Balance of all Pool Receivables that are not Eligible Receivables, (ii) the aggregate amount by which the Net Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool (net of applicable Receivables Valuation Reserves) exceeds the product of (x) the Concentration Limit for such Obligor multiplied by (y) the Net Receivables Pool Balance (determined solely for this purpose without regard to clauses (ii) and (x) of this definition or clause (b) of the definition of Receivables Valuation Reserves), (iii) the aggregate outstanding amount of deposits received by the Originators from any Obligors with respect to Receivables then in the Receivables Pool, (iv) the aggregate amount of Unapplied Cash/Credit Memos at such time, (v) the aggregate of all potential set off amounts representing amounts owed by the Originators (or any Affiliate of an Originator) to any Obligor, (vi) the aggregate amount of PST (in the case of Receivables owing by an Obligor that has a billing address in Canada), sales taxes (in the case of Receivables other than Receivables owing by an Obligor that has a billing address in Canada) and other similar types of sales taxes (in each case, to the extent included in the Outstanding Balance of Receivables then in the Receivables Pool), (vii) the Receivables Valuation Reserves, (viii) an amount equal to the then aggregate outstanding balance of all Off-Invoice Allowance Accruals, (ix) an amount equal to the then aggregate amount of early payment discounts that are expected to be taken by Obligors with respect to the Outstanding Balance of all Receivables, (x) the aggregate amount by which the Net Outstanding Balance of Eligible Receivables of all Obligors with a billing address in an Approved Country other than Canada or the United States then in the Receivables Pool exceeds the product of (x) the Country Concentration Limit for such Approved Country multiplied by (y) the Net Receivables Pool Balance (determined solely for this purpose without regard to clauses (ii) and (x) of this definition or clause (b) of the definition of Receivables Valuation Reserves), and (xi) the aggregate amount by which the Outstanding Balance of Eligible Receivables that are International Receivables having payment terms in excess of 90 days after the original billing date exceeds the applicable limit under the Insurance Policy. For the purpose of determining “Net Receivables Pool Balance”, all Collections, deemed Collections and other amounts in Canadian Dollars shall be expressed as the Dollar Equivalent thereof.

“New Bank” has the meaning specified in Section 3.03.

“Non-Consenting Bank” has the meaning specified in Section 10.01(b).

“Notice of Change of Address” has the meaning specified in Section 10.01(e).

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Off-Invoice Allowance Accruals” means, at any time, with respect to a Receivable, a rebate or competitive allowance that does not appear on the face of the related invoice.

“Originator” means each of the Canadian Originator and the U.S. Originator.

“Originator Purchase Agreement” means the Second Amended and Restated Purchase and Contribution Agreement dated as of the date of this Agreement among the Originators, as sellers, the Seller, as purchaser, ACSC, as Servicer, and ACI, as Subservicer, as the same may be amended, modified or restated from time to time.

“Originator Receivable” means the indebtedness of any Obligor (whether present or future and whether a claim, book debt or a receivable) resulting from the provision or sale of merchandise, insurance or services by any Originator under a Contract (whether constituting an account, instrument, chattel paper or general intangible), and which, (i) includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto and, (ii) in respect of such a claim, book debt or receivable indebtedness, the Obligor of which has a billing address in Canada, includes GST; provided, however, that the term “Originator Receivable” shall not include (x) any such indebtedness originated by ACSC, the Obligor of which has a billing address that is not in Canada or the United States or any such indebtedness originated by ACI, the Obligor of which has a billing address that is not in any Approved Country or (y) any portion of any such indebtedness, the Obligor of which has a billing address in Canada, that constitutes PST.

“Other Companies” means the Parent, the Originators and all of their Subsidiaries except the Seller.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof; provided, that to the extent that the amount of any Receivable is, under the terms of the applicable Contract, expressed in Canadian Dollars, such amount for the purposes of this definition shall be the Dollar Equivalent thereof at the relevant time. Sales or use tax, PST and any other taxes (other than GST) and Finance Charges which may be billed in connection with a Receivable are not included in the Outstanding Balance. For purposes of this Agreement (but without affecting the rights of the Seller against the relevant Obligor), the Outstanding Balance of a Receivable shall be reduced by the amount of any Insurance Proceeds received by the Agent with respect thereto.

“Parent” means AbitibiBowater Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.03(e).

“Payor” has the meaning specified in Section 10.12(b).

“PBGC” means Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” of any Bank means, (a) with respect to each Bank listed on the signature pages hereof, the percentage set forth as its Percentage in Schedule I or (b) with respect to a Bank that becomes a party to this Agreement pursuant to an Assignment and Acceptance, the percentage set forth therein as such Bank’s Percentage, in each case as such percentage may be reduced or increased by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” means April 16, 2009, the date ACSC commenced its Bankruptcy Case in the Bankruptcy Court.

“Plan” means an employee benefit plan subject to Title IV of ERISA established or maintained by ACI or any of its Subsidiaries or any ERISA Affiliate within the six preceding calendar years, other than a Multiemployer Plan, and as to which ACI or any of its Subsidiaries could reasonably be expected to have any liability.

“Pool Receivable” means a Receivable in the Receivables Pool.

“PPSA” means, with respect to any jurisdiction in Canada, the personal property security or similar legislation applicable in such jurisdiction, including with respect to the jurisdictions of Canada other than Quebec, the Personal Property Security Act applicable in such jurisdictions, and, with respect to Quebec, the Civil Code of Quebec, in each case as from time to time in effect.

“PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada, other than GST.

“Purchase Limit” means $270,000,000, as such amount may be reduced pursuant to Section 2.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then Aggregate Capital.

“QST” means the tax payable under the Act Respecting the Quebec Sales Tax, R.S.Q. c.T-01, as amended.

“Ratable Portion” has the meaning specified in Section 2.02.

“Receivable” means any Originator Receivable which has been acquired by the Seller from an Originator by purchase or by capital contribution pursuant to the Originator Purchase Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (i) all then outstanding Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

C AC
where:
C	=	the Capital of such Receivable Interest at the time of computation.
AC	=	the aggregate Capital of all Receivable Interests at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Receivables Valuation Reserves” means the sum of the following, to the extent not otherwise deducted in determining Eligible Receivables or Net Receivables Pool Balance, and without duplication of any other Receivables Valuation Reserve:

(a)       amounts accrued or recorded by the Originators or the Seller as a reserve in respect of volume rebates or other offsetting deductions, or in respect of credits past due;

(b)       such dilution reserves as the Agent in its Discretion deems appropriate and as notified by the Agent to the Seller at least three Business Days prior to the effectiveness thereof; and

(c)       such reserves as the Agent in its Discretion deems appropriate in light of any differences between the Coverage Certificate comprising part of the Insurance Policy on the Closing Date and any Coverage Certificate issued in replacement thereof.

“Recipient” has the meaning specified in Section 10.12(b), except with respect to Section 2.12.

“Register” has the meaning specified in Section 10.03(c).

“Related Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Related Security” means with respect to any Receivable:

(i)        all security interests or liens or other Adverse Claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements or registration applications filed against an Obligor describing any collateral securing such Receivable;

(ii)       all guaranties, insurance (including the Insurance Policy) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iii)      the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Reorganization Plan” has the meaning specified in Section 2.14.

“Reporting Date” means any date on which a Seller Report is delivered or required to be delivered by the Servicer pursuant to Section 6.02(g).

“Representatives” has the meaning specified in Section 10.06(b).

“S&P” means Standard and Poor’s, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Second Amended and Restated Fee Agreement” has the meaning specified in Section 3.03(q).

“Securitization Provisions” means paragraph 28 (in respect of the Securitization Program, as defined in the Canadian Amended Order, and sales of inventory by ACI to ACSC) and paragraphs 29 through 45.2 of the Canadian Amended Order and any other reference in the Canadian Amended Order to the receivables securitization program described in the Transaction Documents or to this Agreement or the other Transaction Documents.

“Seller” has the meaning specified in the Preliminary Statement.

“Seller’s Account” means the following Deposit Account of the Seller:

Bank Name:	Bank of America, LaSalle Branch
ABA/Routing No.:	[Omitted]
Account Name:	Abitibi-Consolidated U.S. Funding Corp.
Account No.:	[Omitted]
Reference:	Citicorp / Abitibi Transaction

“Seller Report” means a Monthly Report, a Weekly Report or a Daily Report.

“Servicer” means at any time the Person then authorized pursuant to Section 6.01 to administer and collect Pool Receivables.

“Servicer Default” means the occurrence of any of the following:

(i)        The Servicer or the Subservicer (A) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (B) or (C) of this subsection (i)) and such failure shall remain unremedied for three Business Days or (B) shall fail to make when due any payment or deposit to be made by it under this Agreement or (C) shall fail to deliver any Seller Report when required; or

(ii)       Any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Servicer or the Subservicer pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(iii)      The Servicer or the Subservicer shall fail to pay any principal of or premium or interest on any of its Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(iv)      (A) Other than with respect to debts incurred prior to the filing of the Bankruptcy Case or the Canadian Case, the Servicer or the Subservicer shall generally not pay its debts as such debts become due, or  shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (B) any proceeding (other than the Bankruptcy Case or the Canadian Case) shall be instituted by or against the Servicer or the Subservicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or arrangement of debt, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (C) the Servicer or the Subservicer shall take any corporate action to authorize any of the actions set forth above in this clause (iv); or

(v)       There shall have occurred any event which may materially adversely affect the ability of the Servicer or the Subservicer to collect Pool Receivables or otherwise perform its obligations under this Agreement and the other Transaction Documents, other than the filing or the effect of the Bankruptcy Case and the Canadian Case or the circumstances and events leading up thereto; or

(vi)      One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or the Canadian Dollar Equivalent thereof (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Servicer or the Subservicer or a combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Servicer or the Subservicer to enforce any such judgment; or

(vii)     an “Event of Default” as defined in the Guaranty Agreement shall occur with respect to the Servicer or the Subservicer.

“Servicer Fee” has the meaning specified in Section 2.05(a).

“Settlement Date (Capital)” means the Business Day immediately following the due date of each Weekly Report; provided that if the Termination Date for all Receivable Interests shall have occurred, the “Settlement Dates (Capital)” shall be the date(s) selected by the Agent or, in the absence of any such selection, the “Settlement Date (Capital)” shall be each Business Day.

“Settlement Date (Yield and Fees)” for any Receivable Interest means the second Business Day of each calendar month (commencing with the calendar month immediately following the calendar month in which such Receivable Interest was purchased); provided, however, that if the Termination Date for all Receivable Interests shall have occurred, the “Settlement Date (Yield and Fees)” for all Receivable Interests shall be the date(s) selected by the Agent, or in the absence of any such selection, the “Settlement Date (Yield and Fees)” for all Receivable Interests shall be each Business Day.

“Significant Incipient Event of Termination” means an event that, but for notice or lapse of time or both, would constitute an Event of Termination pursuant to clause (g)(ii) or (n) of Section 7.01.

“Special Indemnified Amounts” has the meaning specified in Section 6.07.

“Special Indemnified Party” has the meaning specified in Section 6.07.

“Stated Termination Date” means June 16, 2010; provided that (i) such date is subject to extension pursuant to Sections 2.14 and 2.15 and (ii) if such date is not a Business Day, the Stated Termination Date shall be the immediately preceding Business Day.

“Subservicer” has the meaning specified in Section 6.01.

“Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Parent, the Seller or an Originator, as the case may be, or one or more Subsidiaries, or by the Parent, the Seller or any Originator, as the case may be, and one or more Subsidiaries.

“Super Majority Banks” means at any time two or more Banks that are not Defaulted Banks having more than 66 2/3% of the aggregate Bank Commitments of Banks that are not Defaulted Banks or, after the Facility Termination Date, more than 66 2/3% of the Aggregate Capital.

“Superpriority Guaranty Claims” has the meaning specified in the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter).

“Superpriority Receivables Claims” has the meaning specified in the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter).

“Syndication Agent” means Barclays Capital Inc. in its capacity as Syndication Agent in respect of the ARRPA.

“Tangible Net Worth” means at any time the excess of (i) the sum of (a) the product of (x) 100% minus the Discount (as such term is defined in the Originator Purchase Agreement) multiplied by (y) the Outstanding Balance of all Receivables other than Defaulted Receivables plus (b) cash and cash equivalents of the Seller, minus (ii) the sum of (a) Capital plus (b) the Deferred Purchase Price. To the extent any amounts referenced in the preceding sentence are not denominated in Dollars, the Dollar Equivalent thereof shall be utilized.

“Tax Convention” means a convention for the avoidance of double income taxation between Canada and another country, including the Canada – United States Tax Convention (1980), as amended from time to time.

“Termination Amount” has the meaning specified in Section 2.04(e).

“Termination Date” for any Receivable Interest means the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (b) the Facility Termination Date.

“Transaction Document” means any of this Agreement, the Originator Purchase Agreement, the Guaranty Agreement, the Intercreditor Agreement, the Undertaking (Originator), the Undertaking (Servicer), the Insurance Policy, the Four Party Agreement, the Deposit Account Agreements, the Fee Agreement, the Intercompany Agreement (Undertaking

Agreements), all amendments to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.

“Treaty Resident” means a Person that is or is deemed to be a resident of a country with which Canada has a Tax Convention for purposes of that Convention, including a resident of the United States for purposes of the Canada-U.S. Convention, and that is entitled to the full benefits of such Tax Convention.

“Trigger Event” means (i) a Servicer Default, (ii) an Event of Termination, (iii) a Significant Incipient Event of Termination, (iv) an event that, but for notice or lapse of time or both, would constitute a Servicer Default pursuant to clause (iv)(B) or (vi) of the definition thereof and (v) Liquidity shall be less than $65,000,000 for five consecutive days or below $50,000,000 at any time. A Trigger Event shall be deemed to continue (x) with respect to clauses (i)-(iv) above, until the event giving rise thereto is cured or waived in accordance with this Agreement or (y) with respect to clause (v) above, until such time, if any, as Liquidity shall have been greater than $100,000,000 for 30 consecutive days.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unapplied Cash/Credit Memos” means, as at any time, the sum of (i) the aggregate amount of Collections (expressed as the Dollar Equivalent, if any such amount is in Canadian Dollars) on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified and (ii) the aggregate Outstanding Balance of all Receivables in respect of which any credit memo issued by the applicable Originator or the Seller is outstanding at such time to the extent deemed Collections have not been paid pursuant to Section 2.04(f).

“Undertaking (Originator)” means the Undertaking Agreement (Originator) dated as of October 27, 2005 made by ACI in favor of the Seller and relating to obligations of the U.S. Originator, substantially in the form of Annex F hereto, as the same may be amended, modified or restated from time to time.

“Undertaking (Servicer)” means the Undertaking Agreement (Servicer) dated as of October 27, 2005 made by ACI in favor of the Agent and the Banks and relating to obligations of the Servicer, substantially in the form of Annex G hereto, as the same may be amended, modified or restated from time to time.

“US Final Order” means the final order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court approving the transactions contemplated by this Agreement, the Originator Purchase Agreement and the Guaranty Agreement, in substantially the form attached hereto as Exhibit B, which order or judgment is in effect and not stayed.

“US Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Bankruptcy Case substantially in the form of Exhibit A-2 hereto, approving, inter alia, the transactions contemplated by this Agreement, the Originator Purchase Agreement and the Guaranty Agreement.

“U.S. Originator” means ACSC.

“US Person” has the meaning specified in the Guaranty Agreement.

“Weekly Report” means a report in substantially the form of Annex A-2 hereto and containing such additional information as any Agent may reasonably request from time to time, furnished by the Servicer pursuant to Section 6.02(g)(i).

“Yield” means for each Receivable Interest for each Yield Period:

YR x C x ED + LF 360
where:
YR	=	the Yield Rate for such Receivable Interest for such Yield Period;
C	=	the Capital of such Receivable Interest during such Yield Period;
ED	=	the actual number of days elapsed during such Yield Period;
LF	=	the Liquidation Fee, if any, for such Receivable Interest for such Yield Period;

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Period” means, with respect to any Receivable Interest, each successive period of from one to and including 29 days, or a period of one month, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on (A) the day which occurs three Business Days before the first day of such Yield Period (in the case of Yield Periods in respect of which Yield is computed by reference to the Adjusted Eurodollar Rate) or (B) the first day of such Yield Period (in the case of Yield Periods in respect of which Yield is computed by reference to the Alternate Base Rate), each such Yield Period for such Receivable Interest to commence on the last day of the immediately preceding Yield Period for such Receivable Interest (or, if there is no such Yield Period, on the date of purchase of such Receivable Interest), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Yield Period shall be one day;

provided, however, that:

(i)        any Yield Period (other than a Yield Period of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Yield Period is computed by reference to the Adjusted Eurodollar Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day);

(ii)       in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Receivable Interest, such Yield Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iii)      in the case of any Yield Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each Yield Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, one day) as shall be selected by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Yield Period.

“Yield Rate” for any Yield Period for any Receivable Interest means an interest rate per annum equal to the Adjusted Eurodollar Rate for such Yield Period plus the Applicable Margin; provided, however, that in case of:

(i)        any Yield Period on or prior to the first day of which a Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank to fund such Receivable Interest at the Yield Rate set forth above (and such Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

(ii)       any Yield Period of one to (and including) 29 days (it being understood and agreed that this clause (ii) shall not be applicable to a Yield Period for which Yield is to be computed by reference to the Adjusted Eurodollar Rate that is intended to have a one-month duration but due solely to LIBOR interest period convention the duration thereof will be less than 30 days), or

(iii)      any Yield Period for a Receivable Interest the Capital of which is less than $10,000,000,

the “Yield Rate” for such Yield Period shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Yield Period plus the Applicable Margin; provided further that at any time when an Event of Termination shall exist, the “Yield Rate” for such Yield Period shall be an interest rate per annum equal to the Alternate Base Rate or Adjusted Eurodollar Rate, as applicable, in effect from time to time during such Yield Period plus the Applicable Margin plus 2.0%.

Section 1.02    Other Terms. (a)  All accounting terms not specifically defined herein shall be construed in accordance with Canadian generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(a)       Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

Section 2.01          Purchase Facility.  (a)       On the terms and conditions set forth herein, the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date. Under no circumstances shall the Banks be obligated to make any such purchase if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the lesser of the Purchase Limit and Collateral Availability.

(b)       The Seller may at any time, upon at least five Business Days’ notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part, without premium or penalty, the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $10,000,000 or larger integral multiple of $5,000,000.

(c)       On the terms and conditions set forth herein, the Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable

Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

Section 2.02          Making Purchases.  (a)       Each purchase by the Banks shall be made on at least one Business Day’s notice (if the applicable Yield Rate is to be based on the Alternate Base Rate) or three Business Days’ notice (if the applicable Yield Rate is to be based on the Adjusted Eurodollar Rate) from the Seller to the Agent received not later than 12:30 p.m. (New York City time) on the specified date; provided that no more than five Receivable Interests at any one time outstanding may have a Yield Rate based on the Adjusted Eurodollar Rate and that no more than one such notice may be submitted by the Seller in any week. Each such notice of a purchase shall be in the form of Annex D and shall specify (i) the amount requested to be paid to the Seller (such amount being referred to herein as the initial “Capital” of the Receivable Interest then being purchased), (ii) the date of such purchase (which shall be a Business Day), and (iii) if the Yield Rate based on the Adjusted Eurodollar Rate is to apply to such Receivable Interest, the duration of the initial Yield Period for such Receivable Interest. The Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently by telecopier, telex or cable specifying the date of such purchase, each Bank’s Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased (such Bank’s “Ratable Portion”), whether the Yield for the Yield Period for such Receivable Interest is calculated based on the Adjusted Eurodollar Rate or the Alternate Base Rate, and the duration of the Yield Period for such Receivable Interest (which shall be one day if the Seller has not selected another period).

(b)       On the date of each such purchase of a Receivable Interest, each Bank shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent in same day funds an amount equal to its Ratable Portion of the initial Capital of such Receivable Interest, by deposit of such Ratable Portion to the Agent’s Account, and, after receipt by the Agent of such funds, the Agent shall cause such funds to be made immediately available to the Seller at the Seller’s Account.

(c)       Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the ratable benefit of the Banks, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased or reinvested, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

(d)       Unless the Agent shall have received notice from a Bank prior to the date of any purchase of Receivable Interests that such Bank will not make available to the Agent such Bank’s Ratable Portion, the Agent may assume that such Bank has made such Ratable Portion available to the Agent on the date of such Purchase in accordance with Section 2.02(a), and the Agent may, in reliance upon such assumption, make available to the Seller at the Seller’s Account on such date a corresponding amount. If and to the extent that such Bank shall not have made such Ratable Portion available to the Agent and the Agent has made such Ratable Portion available to the Seller, such Bank and the Seller severally agree to pay to the Agent promptly on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at

(i) in the case of the Seller, the Yield Rate applicable to such amount and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Purchaser’s Ratable Portion of such purchase for purposes of this Agreement.

(e)       Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

(f)       In the event that any Bank shall have defaulted in its obligation to purchase Receivable Interests hereunder (for so long as such Bank has not remedied its default to purchase Receivable Interests, a “Defaulted Bank”), the Seller shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.03(b)), upon notice to such Bank and the Agent, to require such Bank to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.03) all its interests, rights and obligations hereunder to another Eligible Assignee, which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any applicable law, rule or regulation or order of any governmental authority and (ii) the assignee or the Seller shall pay to the affected Bank in immediately available funds on the date of such assignment the amounts of its Capital, accrued Yield and Fees thereon and all other obligations accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.08 or 2.10, if any).

Section 2.03          Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase (or, in the case of the Receivable Interests outstanding immediately prior to the Closing Date, on the Closing Date). Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day on which there is an increase or decrease in the amount of Capital of such Receivable Interest or any other Receivable Interest. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Each Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other amounts owed by the Seller hereunder to the Banks or the Agent are paid and the Servicer shall have received the accrued Servicer Fee thereon.

Section 2.04    Settlement Procedures.  (a)       Collection of the Pool Receivables shall be administered by a Servicer, in accordance with the terms of Article VI of this Agreement. The Seller shall provide to the Servicer (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b)  The Servicer shall, on each day on which Collections of Pool Receivables are received by it:

(i)        with respect to each Receivable Interest, set aside and hold in trust (but not physically segregate) for the Banks that hold such Receivable

Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Servicer Fee accrued through such day for such Receivable Interest and not previously set aside;

(ii)       with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Banks on a pro rata basis the percentage of such Collections represented by such Receivable Interest (net of any amounts set aside pursuant to Section 2.04(b)(i));

(iii)      if such day is a Liquidation Day for (x) any one or more (but not all) Receivable Interests, set aside and hold in trust (and, at the request of the Agent, segregate) for the Banks, the percentage of such Collections represented by such Receivable Interests, or (y) all of the Receivable Interests, set aside and hold in trust (and, at the request of the Agent, segregate) all of the remaining Collections received by the Servicer on such date (but not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date for the applicable Receivable Interest, and thereafter prior to the next occurring Settlement Date (Capital) the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv)      during such times as amounts are required to be reinvested in accordance with the foregoing subsection (ii) or the proviso to subsection (iii), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (i) above.

(c)	[Intentionally Omitted].

(d)       The Servicer shall deposit into the Agent’s Account, (i) on the Settlement Date (Yield and Fees) for each Receivable Interest, Collections held for the Banks with respect to Yield, Fees and other amounts (other than Capital) that relate to such Receivable Interest pursuant to Section 2.04(b), (ii) on each Settlement Date (Capital) following delivery of a Seller Report which shows that the Aggregate Capital exceeded the Collateral Availability (as of the related Reporting Date), all other Collections held for the Banks pursuant to clause (iii) of Section 2.04(b); provided, however, that the aggregate amount deposited in the Agent’s Account pursuant to this clause (ii) with respect to any Seller Report shall not exceed an amount such that, after giving effect to the application of such amount to the reduction of Capital with respect to the Receivable Interests shown in that Seller Report, the Aggregate Capital is equal to the largest multiple of $1,000,000 that does not exceed the Collateral Availability and (iii) on each Settlement Date (Capital) on which Collections are held for the Banks pursuant to clause (iii) of Section 2.04(b), after giving effect to any deposits to be made on such date pursuant to the preceding clause (ii) of this Section 2.04(d), all such remaining Collections..

(e)       Upon receipt of funds deposited into the Agent’s Account, the Agent shall distribute them as follows:

(i)        if such distribution occurs on a day that is not a Liquidation Day, first to the Banks and to the Agent in ratable payment in full of all accrued Yield and Fees and then to the Servicer in payment in full of all accrued Servicer Fee; and

(ii)       if such distribution occurs on a Liquidation Day, first to the Banks and to the Agent in ratable payment in full of all accrued Yield and Fees, second to the Banks ratably in reduction to zero of all Capital, third to the Banks or the Agent in payment of any other amounts owed by the Seller hereunder or under any other Transaction Document, and fourth to the Servicer in payment in full of all accrued Servicer Fee.

After the payment in full of Capital, Yield, Fees and the Servicer Fee with respect to all Receivable Interests, and any other amounts payable by the Seller to the Banks or the Agent or the Servicer hereunder or under any other Transaction Document, including, without limitation, any reimbursement obligations of the Seller with respect to any indemnity provided by the Agent under any Deposit Account Agreement (such aggregate amount, the “Termination Amount”), all additional Collections with respect to the Receivable Interests shall be paid to the Seller for its own account.

(f)	For the purposes of this Section 2.04:

(i)        if on any day any Pool Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable;

(ii)       if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii)      except as provided in subsection (i) or (ii) of this Section 2.04(f), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables;

(iv)      if and to the extent the Agent or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(g)        On the Facility Termination Date, the Seller shall pay to the Agent for its account and the account of the Banks and the Servicer the Termination Amount.

(h)       All amounts payable by the Seller or the Servicer under this Agreement to the Agent for its own account or for the account of the Banks shall be paid in Dollars. The purchase price for Receivable Interests and all other amounts payable by the Banks under this Agreement shall be payable in Dollars.

(i)       All payments in respect of Yield and Capital (x) shall be apportioned among all Receivable Interests to which such payments relate and (y) shall be made to each Bank on a pro rata basis in accordance with such Bank’s Percentage.

Section 2.05    Fees.   (a)       Each Bank shall pay to the Servicer and the Subservicer an aggregate fee (the “Servicer Fee”) in respect of each Receivable Interest (or interest therein) owned by it in an amount equal to its Percentage of 1/2 of 1% per annum multiplied by the average daily portion of the Gross Receivables Pool Balance allocable to such Receivable Interest, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which the Capital of such Receivable Interest is reduced to zero, payable on each Settlement Date (Yield and Fees) for such Receivable Interest. So long as ACSC is the Servicer and ACI is the Subservicer, the Servicer hereby directs the Banks to pay 80% of the Servicer Fee to the Subservicer and 20% of the Servicer Fee to the Servicer. Upon three Business Days’ notice to the Agent, the Servicer (if not the Originator, the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, another percentage per annum on the average daily aggregate Outstanding Balance of Receivables, but in no event in excess of 110% of the actual and reasonable costs and expenses of the Servicer in administering and collecting the Receivables in the Receivables Pool. Notwithstanding anything in this Agreement to the contrary, the Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04, and shall in no event constitute a liability of or give rise to a claim against any Bank. So long as ACSC is acting as the Servicer hereunder and ACI is acting as the Subservicer, amounts paid as the Servicer Fee pursuant to this Section 2.05(a) shall reduce, on a dollar for dollar basis, the obligation of the Seller to pay the “Servicer Fee” pursuant to Section 6.03 of the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

(b)      The Seller shall pay to the Agent and the Syndication Agent certain fees in the amounts and on the dates set forth in that certain fee agreement between the Seller and the Agent dated May 4, 2009 and that certain fee agreement between the Seller and the Syndication Agent dated May 18, 2009 (the “Fee Agreements”).

(c)       The Seller shall pay to the Agent for the account of the Banks ratably unused commitment fees on the daily average amount by which the aggregate Bank Commitments exceed the Aggregate Capital, such fees to accrue from the date hereof through the Facility Termination Date, at the rate of 1.50% per annum, payable in arrears on each Settlement Date (Yield and Fees).

Section 2.06          Payments and Computations, Etc.  (a)  All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent’s Account.

(b)       All computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 2.07          Dividing or Combining Receivable Interests. Either the Seller or the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Yield Period in the case of the Seller giving notice, or up to the last day of such Yield Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Yield Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests.

Section 2.08       Increased Costs. (a)  Without duplication with respect to any amounts payable pursuant to Section 2.10 and excluding amounts specifically excluded from the definition of “Taxes” as set forth in Section 2.10 and, without duplication of any amounts otherwise payable as interest hereunder, if, after the date hereof, the Agent, any Bank, or any of their respective Affiliates (each, an “Affected Person”) determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments; provided, however, that no Eligible Assignee or Participant shall be entitled to receive any greater payment under this Section 2.08(a) than such Affected Person would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless the circumstances giving rise to such greater payment occurred after the date of such assignment, participation or transfer. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b)       Without duplication with respect to any amounts payable pursuant to Section 2.10 and excluding amounts specifically excluded from the definition of “Taxes” as set forth in Section 2.10 and, without duplication of any amounts otherwise payable as interest hereunder, if, after the date hereof, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements which are included in the calculation of the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Adjusted Eurodollar Rate, then, upon demand by such Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Bank (as a third party beneficiary), from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increased costs; provided, however, that no Eligible Assignee or Participant shall be entitled to receive any greater payment under this Section 2.08(b) than such Bank would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless the circumstances giving rise to such greater payment occurred after the date of such assignment, participation or transfer. A certificate as to such amounts submitted to the Seller and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

(c)       Failure or delay on the part of any Affected Person or any Bank, as the case may be, to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Person’s right to demand such compensation; provided, that the Seller shall not be required to compensate an Affected Person or a Bank (as the case may be) pursuant to this Section 2.08 for any increased costs incurred more than 180 days prior to the date that such Person notifies the Seller of the applicable law, regulation, guideline or request giving rise to such increased costs and of such Person’s intention to claim compensation therefor; provided, further that, if the applicable law, regulation, guideline or request giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09	[Intentionally Omitted]

Section 2.10          Taxes.   (a)  Except as otherwise required by law, any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Servicer or the Seller shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or, without limitation, other taxes, levies, imposts, deductions, duties, fees, charges or withholdings, and all liabilities with respect thereto, excluding (A) net income taxes and franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes that are imposed on an Affected Person by the United States, a state thereof or a foreign jurisdiction under the laws of which such Affected Person is organized or any political subdivision thereof and net income taxes and capital taxes imposed by Canada or any political subdivision thereof other than Canadian withholding taxes and other than Canadian taxes based on or measured by income or capital in connection with the Receivables or the transactions contemplated by the Transaction Documents resulting from the Seller or any Affected Person (but in the case of any such Person that is a Treaty Resident, only directly and exclusively as a result of any breach by the Seller or the Servicer (or any delegatee thereof, including the Subservicer) of their respective obligations under the Transaction Documents) either (x) in the case of any such Person that is a Treaty Resident, having a permanent establishment in Canada, or (y) in the case of any such Person that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, in either case solely as a result of such transactions, (B) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (other than Canada) described in clause (A) above, (C) any withholding taxes imposed on amounts payable to an Affected Person at the time such Affected Person becomes an Affected Person hereunder by virtue of an assignment, except to the extent that such Affected Person’s assignor (if any) was entitled at the time of assignment, to receive additional amounts from the Servicer or the Seller with respect to such Taxes pursuant to this Section 2.10(a), or (D) any taxes (other than Canadian taxes based or measured by income or capital in connection with the Receivables or the transactions contemplated by the Transaction Documents paid by a Person that is not a Treaty Resident which is found to be carrying on business in Canada for purposes of the Canadian Tax Act solely by virtue of the transactions under the Transaction Documents) that are imposed as a result of any event occurring after the Affected Person becomes an Affected Person hereunder by virtue of an assignment other than a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Servicer or any Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable or deposited hereunder to (or for the benefit of) any Affected Person, (i) the Seller, or the Servicer, as the case may be, shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer, as the case may be, shall make such deductions and (iii) the Seller or the Servicer, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Seller or the Servicer, as the case may be, will furnish to the Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

(b)       In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)       The Seller and Servicer will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Affected Person or deducted or withheld from any Collections (including any Taxes or amounts on account of Taxes deducted by any Obligor) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the

Seller and the Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d)       Each Affected Person that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or (iii) any estate or trust that is subject to federal income taxation regardless of the source of its income shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Seller two copies of either Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof or successors thereto, properly completed and duly executed by such Affected Person as will permit, insofar as the laws of the United States are applicable, such payments to be made by the Servicer or Seller without withholding or at a reduced rate. Each such Affected Person shall from time to time thereafter, upon written request from the Seller, deliver to the Seller any new certificates, documents or other evidence as described in the preceding sentence as will permit, insofar as the laws of the United States are applicable, payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).

(e)       The Seller and the Servicer shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above to the extent the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Seller and the Servicer shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes, at the sole cost and expense of such Affected Person. The Seller and the Servicer shall not be required to pay any amounts to any Affected Person, Special Indemnified Party or Indemnified Party (individually, an “Other Party”) in respect of Taxes pursuant to paragraphs (a), (b) and (c) above or to indemnify such Other Party, as the case may be, pursuant to Section 6.07 or Section 9.01 hereof in respect of Canadian taxes based on or measured by income or capital in connection with the Receivables or the transactions contemplated by the Transaction Documents resulting from the Seller or such Other Party, that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, solely as a result of such transactions, until the Canadian tax authority has issued an assessment of such Other Party in respect of such Canadian taxes. Such Other Party shall inform the Seller of such assessment and consider in good faith contesting the same.

(f)	[Reserved].

(g)        If an Affected Person receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Seller and Servicer hereunder or with respect to which the Seller and Servicer have paid additional amounts pursuant to this Section 2.10, it shall within 30 days from the date of such receipt pay over the amount of such refund to the Seller and Servicer, net of all reasonable out-of-pocket expenses of such Affected Person and without interest (other than interest paid by the relevant taxation authority with respect to such refund);

provided that the Seller and Servicer, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller and Servicer (plus penalties, interest or other reasonable charges) to such Affected Person in the event such Affected Person is required to repay such refund to such taxation authority.

Section 2.11          Security Interest. As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, Yield, Capital, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Banks, a security interest in, all of the Seller’s right, title and interest in and to (A) the Originator Purchase Agreement and the Undertaking (Originator), including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Originator Purchase Agreement or the Undertaking (Originator), (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Originator Purchase Agreement or the Undertaking (Originator), (iii) all rights of the Seller to receive proceeds of any insurance (including, without limitation, the right to receive Insurance Proceeds), indemnity, warranty or guaranty with respect to the Originator Purchase Agreement or the Undertaking (Originator), (iv) claims of the Seller for damages arising out of or for breach of or default under the Originator Purchase Agreement or the Undertaking (Originator), and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (B) all Receivables, whether now owned and existing or hereafter acquired or arising, the Related Security with respect thereto and the Collections and all other assets, including, without limitation, accounts, chattel paper, goods, instruments and general intangibles (as those terms are defined in the UCC), including undivided interests in any of the foregoing, (C) the Lock-Boxes and Deposit Accounts, and any funds on deposit in any such account, (D) all other property now or hereafter owned by the Seller, including without limitation all accounts, chattel paper, general intangibles, inventory, equipment and other goods, documents, investment property and instruments, and (E) to the extent not included in the foregoing, all proceeds of any and all of the foregoing (the foregoing, collectively, the “Collateral”).

Section 2.12          Sharing of Payments. If any Bank (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Capital of, or Yield on, any Receivable Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Capital of, or Yield on, all of the Receivable Interests owned by the Banks, such Recipient shall forthwith purchase from the Banks which received less than their ratable share participations in the Receivable Interests owned by such Banks as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Bank; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Bank shall be rescinded and each such other Bank shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Bank’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 2.13          Repurchase Option. So long as no Event of Termination or Incipient Event of Termination would occur or be continuing after giving effect thereto, the Seller shall have the right (but not any obligation) to repurchase that portion of each Receivable Interest sold pursuant hereto representing one or more specified Pool Receivables which are Defaulted Receivables, or otherwise identified for repurchase by the Seller in order to conform with, or not to breach, any provision of or order under, the Foreign Extraterritorial Measures Act (Canada) or regulations thereunder, upon not less than three Business Days’ prior written notice to the Agent. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Repurchase Date”) and shall identify the Receivables to be included in such repurchase. On the Repurchase Date, the Seller shall transfer to the Agent’s Account in immediately available funds an amount equal to the lesser of (i) the Outstanding Balance of the Receivables included in such repurchase and (ii) the excess, if any, of the Aggregate Capital over the Collateral Availability (excluding the Receivables included in such repurchase), and upon receipt thereof, the Agent and the Banks shall be deemed to assign and release, without recourse, representation or warranty, their right, title and interest in and to the Receivables included in such repurchase. In connection with any such repurchase, the Agent shall execute and deliver, at the Seller’s request and expense, any assignment or release that the Seller may reasonably request to evidence the repurchase of the applicable Receivables. At such time, if any, that the aggregate Outstanding Balance of all Receivables repurchased pursuant to this Section exceeds 2% of the aggregate Outstanding Balance of all Pool Receivables, the Seller will (or will cause the Servicer or the applicable Originator to) instruct all Obligors of Receivables that are repurchased pursuant hereto to remit all of their payments in respect of such Receivables to accounts or post offices boxes other than the Deposit Accounts or the Lock-Boxes.

Section 2.14          Fifteen Month Facility Extension Option. The Seller may extend the Stated Termination Date from June 16, 2010 to September 16, 2010 (the “Fifteen Month Facility Extension Option” subject to, and the Stated Termination Date shall be so extended upon satisfaction of, the following conditions precedent:

(i)        the Seller shall provide written notice to the Administrative Agent not less than 30 days nor more than 60 days prior to June 16, 2010 of its intention to exercise the Fifteen Month Facility Extension Option;

(ii)       the Seller shall pay a fee to the Administrative Agent on or before the Stated Termination Date for the account of the Banks on a ratable basis equal to 1.0% of the then aggregate Bank Commitments;

(iii)      the Originators and the Guarantors shall have filed with the Bankruptcy Court and the Canadian Court a plan of reorganization (in the case of the Bankruptcy Court) and a plan of compromise or arrangement (in the case of the Canadian

Court) providing for the full repayment of the Termination Amount in cash upon consummation thereof (collectively, as the same may be amended from time to time, a “Reorganization Plan”);

(iv)      as of the initial Stated Termination Date, Liquidity shall be at least US$150,000,000; and

(v)       the conditions specified in Section 3.02(c)(i) and (ii) shall be satisfied as of the initial Stated Termination Date.

The Agent will notify the Seller and the Banks promptly upon the effectiveness of the Fifteen Month Facility Extension Option.

Section 2.15    Eighteen Month Facility Extension Option. Following exercise and effectiveness of the Fifteen Month Facility Extension Option, the Seller may extend the Stated Termination Date from September 16, 2010 to December 16, 2010 (the “Eighteen Month Facility Extension Option”) subject to, and the Stated Termination Date shall be so extended upon satisfaction of, the following conditions precedent:

(i)      the Seller shall provide written notice to the Agent not less than 30 days nor more than 60 days prior to September 16, 2010 of its intention to exercise the Eighteen Month Facility Extension Option;

(ii)       the Seller shall pay a fee to the Agent on or before September 16, 2010 for the account of the Banks on a ratable basis equal to 1.0% of the then aggregate Bank Commitments;

(iii)      the Majority Banks shall have approved the extension of the Stated Termination Date to December 16, 2010;

(iv)      the Originators and the Guarantors shall not have withdrawn from the Bankruptcy Court or the Canadian Court the Reorganization Plan and confirmation or approval of the Reorganization Plan shall not have been denied by the Bankruptcy Court or the Canadian Court, as applicable, at any time prior to September 16, 2010;

(v)       as of September 16, 2010, Liquidity shall be at least US$150,000,000; and

(vi)      the conditions specified in Section 3.02(c)(i) and (ii) shall be satisfied as of September 16, 2010.

The Agent will notify the Seller and the Banks promptly upon the effectiveness of the Eighteen Month Facility Extension Option.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.01	[Intentionally Omitted]

Section 3.02          Conditions Precedent to All Purchases and Reinvestments. Each purchase and each reinvestment shall be subject to the conditions precedent that (a) in the case of each purchase, the Servicer shall have delivered to the Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur, (b) in the case of each reinvestment, the Servicer shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g), (c) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller and the Servicer (each as to itself) that such statements are then true):

(i)        The representations and warranties contained in Section 4.01(e) and Section 4.02(e)(ii) are correct on and as of the date of any such purchase or reinvestment as though made on and as of such date and all other representations and warranties contained in Sections 4.01 and 4.02 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date certain, in which case such representations and warranties shall be correct as of such earlier date),

(ii)       No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination, and

(iii)      The Originators shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables arising on or prior to such date,

and (d) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

Section 3.03    Conditions Precedent to the Effectiveness of Amendment and Restatement. The effectiveness of the ARRPA is subject to the conditions precedent that the Agent shall have received on or before the date hereof the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a)       Certified copies of the resolutions of the Board of Directors of the Seller, ACI and ACSC and each other Guarantor approving this Agreement, the Guaranty Agreement, the amendment and restatement effected by the Originator Purchase Agreement and the other documents to be delivered by such Person hereunder and thereunder and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Originator Purchase Agreement.

(b)       A certificate of the Secretary or Assistant Secretary of each of the Seller, ACI and ACSC and each other Guarantor certifying the names and true signatures of the officers of the Seller and the Originators authorized to sign this Agreement, the Guaranty Agreement, the Originator Purchase Agreement and the other documents to be delivered by it hereunder and thereunder.

(c)       Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statement amendments, duly filed on or before the date hereof under the UCC and PPSA of all jurisdictions that the Agent may deem necessary or desirable in order to effect such revisions as the Agent may deem necessary or desirable to reflect the amendments to the Existing RPA, the Existing Originator Purchase Agreement and the other Transaction Documents contemplated by this Agreement and the Originator Purchase Agreement.

(d)       Acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing), or copies accompanied by filing authorizations signed by the applicable secured party, of proper financing statement amendments and terminations, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by the Seller or any Originator and (ii) the collateral security referred to in Section 2.11 previously granted by the Seller.

(e)       Completed requests for information and search reports, dated on or before the date hereof, listing all effective financing statements and other registrations filed in the jurisdictions referred to in subsection (c) above and in any other jurisdictions reasonably requested by the Agent that name the Seller or any Originator as debtor, together with copies of such financing statements and other registrations (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.11).

(f)        (i) An executed copy of the Deposit Account Agreement relating to the Deposit Account maintained with Citibank, N.A., as depositary bank, and described in more detail in Schedule V hereto and (ii) executed copies of supplemental Notices of Effectiveness delivered pursuant to each of the Deposit Account Agreements then in effect, continuing in effect the Notices of Effectiveness delivered pursuant to the Existing RPA with respect to the Existing RPA as modified pursuant hereto.

(g)       Favorable opinions (or letters of confirmation and reliance, to the extent satisfactory to the Agent) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel for ACI, the Seller and the Originators and (ii) Stikeman Elliott LLP, Canadian counsel for ACI and the Canadian Originator, in each case in form and substance satisfactory to the Agent.

(h)	An executed copy of the Originator Purchase Agreement.

(i)        A copy of the by-laws of the Seller, each Originator and each Guarantor, certified by the Secretary or Assistant Secretary of the Seller or such Originator, as the case may be (or, to the extent previously delivered, such officer may certify that the by-laws of such Person remain unchanged).

(j)        A copy of the certificate or articles of incorporation of the Seller, each Originator and each Guarantor, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization (or, to the extent previously delivered, the Secretary or Assistant Secretary of such Person may certify that the articles of incorporation or the certificate of formation of such Person remain unchanged), and a certificate as to the good standing of the Seller, Originator and each Guarantor from such Secretary of State or other official, dated as of a recent date.

(k)       A pro forma Weekly Report for the period ending June 5, 2009 and a pro forma Monthly Report for the period ending April 30, 2009, each certified by an authorized financial officer of the Servicer with responsibility for such Seller Report and reflecting the inclusion of the International Receivables.

(l)	An executed copy of the Four Party Agreement.

(m)      An executed copy of each of (i) a confirmation of the Undertaking (Originator) and (ii) a confirmation of the Undertaking (Servicer).

(n)	An executed copy of the Guaranty Agreement.

(o)       Executed copies of each of the depositary bank consents described on Schedule VI.

(p)       An executed copy of a certificate of the chief financial officer of ACI regarding Adverse Claims in the form attached hereto as Annex N.

(q)       Evidence that the Seller has paid all reasonable fees, costs, expenses and other amounts owed by the Seller to the Banks, the Syndication Agent, the Agent and the Assignor Agent as of the date hereof, including all fees accrued as of the Closing Date pursuant to that certain second amended and restated fee agreement between the Assignor Agent and the Seller dated April 1, 2009 (“Second Amended and Restated Fee Agreement”).

(r)        Evidence that (i) the US Interim Order shall have been entered by the Bankruptcy Court, (ii) the Canadian Court shall have made the Canadian Amended Order and (iii) none of the foregoing shall have been reversed, modified, amended, stayed or vacated.

(s)       The audited annual consolidated financial statements of AbitibiBowater Inc. for the year ended December 31, 2008 and the unaudited quarterly combined financial statements of the Abitibi Entities for each fiscal quarter completed since the date of the last audited financial statements and ending at least 50 days prior to the Closing Date.

(t)        Monthly projected financial statements for the Abitibi Entities for each month of 2009, and annual projected financial statements for the Abitibi Entities for 2009 and 2010.

(u)       A 13-Week Projection (as defined in the Guaranty Agreement) for the 13 calendar week period following Closing Date.

(v)       A business plan for the Abitibi Entities, in form and substance reasonably satisfactory to the Agent.

(w)      An officer’s certificate from the chief financial officer of ACI certifying that:

(i)        there shall not occur as a result of, and after giving effect to, the assignment hereunder, a default or event of default under (1) any of the debt instruments or other material agreements of the Seller or (2) any of the post-petition debt instruments or other material post-petition agreements of any of the other Abitibi Entities that would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis,

(ii)       there shall exist no (or, in the case of any Abitibi Entity other than the Seller, no unstayed) action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality (other than the Bankruptcy Case and the Canadian Case and matters directly related thereto) that (i) could reasonably be expected to result in a Material Adverse Effect (except as otherwise disclosed in Schedule 3.07 or Schedule 3.11 to the Guaranty Agreement) or (ii) restrains, prevents or imposes or could reasonably be expected to impose materially adverse conditions upon the transactions contemplated by the Transaction Documents,

(iii)      all necessary governmental and third party consents and approvals necessary in connection with the performance by any of the Seller, the Originators, the Servicer, the Subservicer or the Guarantors under the Transaction Documents and the transactions contemplated thereby have been obtained and are in effect and

(iv)      since December 31, 2008, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (except as publicly disclosed by the Parent, ACI or any of their Affiliates prior to the date of execution and delivery of this Agreement or as disclosed in Schedule 3.07 or Schedule 3.11 to the Guaranty Agreement).

(x)       All documentation and other information requested by any Bank prior to the Closing Date pursuant to applicable “know your customer” and anti-money laundering rules and regulations.

(y)       Evidence that (x) the Interest Account shall have been funded to the extent required by the first sentence of paragraph 34(f) of the US Interim Order and (y) the “Initial Payment” contemplated by the US Interim Order shall have been made.

Immediately upon the effectiveness of ARRPA: (i) each Bank (other than Citibank) set forth on the Commitment Schedule (each, a “New Bank”) shall be deemed, automatically and without further action on the part of any Person, to have acquired from Citibank by assignment its Percentage of all Receivable Interests held by Citibank immediately prior to the effectiveness of this Agreement (the aggregate outstanding Capital of which is equal to $109,886,597.39 (such amount, the “Existing Aggregate Capital”)); (ii) in consideration therefor, each New Bank shall pay to Citibank, in immediately available funds to the Agent’s Account, an amount equal to the product of (x) the Existing Aggregate Capital plus all accrued and unpaid Yield thereon as of the Closing Date and (y) such New Bank’s Percentage; (iii) all Yield Periods in respect of which Yield is computed by reference to the Adjusted Eurodollar Rate shall be deemed to have terminated on the Closing Date, and each Receivable Interest outstanding on the Closing Date shall be deemed to have a Yield Period of one day (and to have Yield Rate based on the Alternate Base Rate), subject to future adjustment in accordance with the definition of “Yield Period” and (iv) the Second Amended and Restated Fee Agreement shall terminate and shall be of no further force and effect.

In connection with the assignments described in clause (i) of the preceding paragraph, neither CLB nor Citibank makes any representation or warranty to any Bank except that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, and neither CLB nor Citibank assumes any responsibility with respect to (i) any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or the perfection, priority or value of any ownership interest or security interest purported to be created under this Agreement or any other Transaction Document or (ii) the financial condition of any Abibiti Entity or the performance or observance by ACI, the Seller, ACSC or the other Guarantors of any of their respective obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto. Each New Bank represents and warrants to Citibank and CLB that it has reviewed such documents and information as it has deemed appropriate to make its own analysis and decision to effect the assignments described in clause (i) of the preceding paragraph.

For avoidance of doubt, (i) the provisions of Section 2.04 of this Agreement shall supersede the provisions of Section 5 of Waiver and Amendment No. 4 to the Existing RPA and Section 4 of Amendment No. 5 to the Existing RPA (it being understood and agreed that the control notices delivered to the Deposit Banks pursuant to Section 6.03(a) of the Existing RPA remain effective) and (ii) Eureka is no longer a party to this Agreement (but is an intended third party beneficiary of the provisions set forth in Section 10.05, Section 10.16 and Section 10.17(b)).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01    Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows:

(a)           The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule IV hereto (as such Schedule IV is modified in accordance herewith), and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a Material Adverse Effect.

(b)       The execution, delivery and performance by the Seller of the Transaction Documents and the other documents to be delivered by it hereunder, including the Seller’s use of the proceeds of purchases and reinvestments, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller’s charter or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other Adverse Claim, charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller.

(c)       No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

(d)       Each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

(e)       Since December 31, 2008 there has been no material adverse change in the business, operations, financial condition or prospects of the Seller other than (i) the commencement of the Bankruptcy Case and the Canadian Case and (ii) the continuation of the circumstances giving rise to the filing thereof or which customarily occur as a result thereof.

(f)        Other than the filing of the Bankruptcy Case and the Canadian Case and matters directly related thereto, there are no pending or, to the Seller’s knowledge, threatened actions, investigations or proceedings affecting the Seller before any court, governmental agency or arbitrator which may have a Material Adverse Effect.

(g)       No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h)       Immediately prior to the purchase from the Seller by the Banks, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim; upon each purchase or reinvestment, the Banks shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Seller pursuant to the Originator Purchase Agreement. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report or other statement, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(i)        Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), including the calculations therein, and all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished at any time by or on behalf of the Seller to the Agent or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j)        The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b). The Seller is located in the jurisdiction of organization set forth in Schedule IV hereto (as modified in accordance herewith) for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of the Seller in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Seller hereunder is set forth in Schedule IV hereto (as modified in accordance herewith).

(k)       The names and addresses of all the Deposit Banks, together with the post office boxes and account numbers of the Lock-Boxes and Deposit Accounts of the Seller at such Deposit Banks, are as specified in Schedule V hereto, as such Schedule V may be amended from time to time pursuant to Section 5.01(g). The Lock-Boxes and Deposit Accounts are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted. The Seller has delivered to the Agent a fully executed Deposit Account Agreement with respect to each Deposit Account and any associated Lock-Boxes.

(l)	[Reserved].

(m)      The Seller is not known by and does not use any tradename or doing-business-as name.

(n)       The Seller was incorporated on October 20, 2005, and the Seller (i) did not engage in any business activities prior to October 27, 2005 and (ii) has not engaged in business activities inconsistent with the terms of all the transactions contemplated by the Existing Originator Purchase Agreement or the Existing RPA prior to the date of this Agreement. The Seller has no Subsidiaries.

(o)       (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p)       With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the U.S. Originator or (ii) shall have purchased such Pool Receivable from an Originator in exchange for payment (made by the Seller to such Originator in accordance with the provisions of the Originator Purchase Agreement) of cash or the Deferred Purchase Price, or a combination thereof, in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code or any other state, Canadian or provincial law.

(q)       The Seller has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with Canadian generally accepted accounting principles).

(r)        No transaction contemplated by this Agreement or any of the other Transaction Documents with respect to the Seller requires compliance with any bulk sales act or similar law.

(s)       No Receivable originated by the Canadian Originator, the Obligor of which has a billing address in Canada, was issued for an amount in excess of the fair market value of the merchandise, insurance or services provided by the Canadian Originator to which the Receivable relates.

(t)        No Contract or any other books, records or other information relating to any Receivable originated by the Canadian Originator, the Obligor of which has a billing address in Canada, contain any “personal information” as defined in, or any other information regulated under (i) the Personal Information Protection and Electronic Documents Act (Canada), or (ii) any other similar statutes of Canada or any province in force from time to time which restrict, control, regulate or otherwise govern the collection, holding, use or communication of information.

(u)       The Seller has marked its master data processing records evidencing Pool Receivables, including master data processing records evidencing Pool Receivables arising out of the sale of lumber, with a legend evidencing that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement.

(v)       The Seller is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock. The Seller is not or is not required to be registered as an “investment company” under the Investment Company Act of 1940.

(w)      The representations and warranties of the Servicer (so long as the Servicer is ACSC, Donohue or any other Subsidiary of Donohue that is a US Person) set forth in Sections 4.02(g), 4.02(k) and 4.02(l) are true and correct.

Section 4.02          Representations and Warranties of the Servicer. The Servicer hereby represents and warrants as follows:

(a)       The Servicer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (ii) subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and in each case subject to the terms thereof, is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a Material Adverse Effect.

(b)       Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and in each case subject to the terms thereof, the execution, delivery and performance by the Servicer of this Agreement, the other Transaction Documents to which it is a party and any other documents to be delivered by it hereunder or thereunder (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Servicer’s charter or by-laws, (2) any law, rule or regulation applicable to the Servicer, (3) any material contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, and (iv) do not result in or require the creation of any lien, security interest or other Adverse Claim, charge or encumbrance upon or with respect to any of its properties. Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and in each case subject to the terms thereof, this Agreement has been duly executed and delivered by the Servicer.

(c)       No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except as required under the Bankruptcy Code) is required for the due execution, delivery and performance by the Servicer of this Agreement or any other document to be delivered by it hereunder.

(d)       Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and in each case subject to the terms thereof, this Agreement constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding at law or in equity).

(e)       (i) The consolidated balance sheet of ACI as at December 31, 2008, and the related consolidated statements of income and cash flow of ACI for the fiscal quarter then ended, copies of which have been furnished to the Agent, fairly present the financial condition of ACI as at such date and the results of the operations of ACI for the period ended on such date, all in accordance with Canadian generally accepted accounting principles consistently applied, and (ii) since December 31, 2008, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (except as publicly disclosed by the Parent, ACI or any of their Affiliates prior to the date of execution and delivery of this Agreement or as disclosed in Schedule 3.07 or Schedule 3.11 to the Guaranty Agreement).

(f)        Except for the Bankruptcy Case and the Canadian Case and matters directly related thereto and any proceedings that have been stayed as a result of the Bankruptcy Case and the Canadian Case or as otherwise disclosed in Schedule 3.07 or Schedule 3.11 to the Guaranty Agreement, there are no pending or, to the Servicer’s knowledge, threatened actions, investigations or proceedings affecting the Servicer or any of its Affiliates before any court, governmental agency or arbitrator which may have a Material Adverse Effect.

(g)        Each Receivable characterized in any Seller Report as an Eligible Receivable or as included in the Net Receivables Pool Balance is, as of the date of such Seller Report, an Eligible Receivable or properly included in the Net Receivables Pool Balance.

(h)       Each Seller Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or an Affiliate), including the calculations therein, and all information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished at any time by the Servicer to the Agent or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(i)        Except to the extent failure to do so is permitted by Chapter 11 of the Bankruptcy Code, the Servicer has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all material state and local tax returns and (iii)  paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with Canadian generally accepted accounting principles).

(j)        For purposes of Section 9-307 of the UCC as in effect in the State of New York, the U.S. Originator is located in the jurisdiction of organization set forth in Schedule IV hereto, and the Canadian Originator is located in the jurisdiction of its chief executive and registered office set forth in Schedule IV hereto (in each case as such Schedule IV is modified in accordance herewith). The office in the jurisdiction of organization (or other applicable jurisdictions, in the case of the Canadian Originator) of each Originator in which a financing statement or other applicable registrations under the PPSA are required to be filed in order to perfect the security or ownership interest granted by such Originator under the Originator Purchase Agreement is set forth in Schedule IV hereto (as modified in accordance herewith). The principal place of business and chief executive office of the U.S. Originator, the principal place of business and chief executive and registered office of the Canadian Originator and the office where each Originator keeps its records concerning the Originator Receivables are located (and have been located for the five years prior to the date of this Agreement) at the address or addresses set forth in Schedule IV hereto (as modified in accordance herewith). Neither Originator has changed its name during the five years prior to the date of this Agreement, except as set forth in Schedule IV hereto, as modified in accordance herewith.

(k)       The Insurance Policy has been validly issued by the Insurer to ACI and is, on the Closing Date, in full force and effect. The copy of the Insurance Policy attached hereto as Annex H is true, correct and complete as of the date hereof. All statements made by ACI in the application for the Insurance Policy were true, correct and complete in all material respects when made. As of the Closing Date, all the premiums due prior to the Closing Date under the Insurance Policy have been paid. ACI has performed all of its duties under the Insurance Policy and has timely filed all claims payable thereunder in such form as is required by the Insurer. The Insurance Policy has not been amended, supplemented or otherwise modified except as permitted by Section 6.02(a), and ACI has not waived any of its rights thereunder. The Insurer has been directed to pay all Insurance Proceeds directly into a Deposit Account that is subject to a Deposit Account Agreement.

(l)        The Servicer has marked the Seller’s master data processing records evidencing the Pool Receivables, including master data processing records evidencing Pool Receivables arising out of the sale of lumber, with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

ARTICLE V

COVENANTS

Section 5.01    Covenants of the Seller. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Banks or the Agent are paid in full:

(a)       Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not have a Material Adverse Effect.

(b)       Offices, Records, Name and Organization. Subject to Section 10.01(e), the Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth on Schedule III hereto or, upon 30 days’ prior written notice, together with an updated Schedule III, to the Agent, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Agent with at least 30 days’ prior written notice thereof, together with an updated Schedule IV, and (ii) no later than the effective date of such change, all actions, documents and agreements reasonably requested by the Agent to protect and perfect the Agent’s interest in the Receivables, the Related Security and the other assets of the Seller in which a security interest is granted hereunder have been taken and completed. Upon confirmation by the Agent to the Seller of the Agent’s receipt of any such notice (together with an updated Schedule IV) and the completion or receipt of the actions, agreements and documents referred to in clause (ii) of the preceding sentence, Schedule IV hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule IV accompanying such notice. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)       Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(d)       Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Agent, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool

Receivable are sent or upon any other Collateral, or assign any right to receive income in respect thereof.

(e)       Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not (and will not permit the Servicer or any Originator to) extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)        Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, have a Material Adverse Effect.

(g)       Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank, post office box or bank account as a Deposit Bank, Lock-Box or Deposit Account from those listed in Schedule V hereto, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box or Deposit Account, unless the Agent shall have received prior notice of such addition, termination or change (including an updated Schedule V) and a fully executed Deposit Account Agreement with each new Deposit Bank or with respect to each new Lock-Box or Deposit Account. Upon confirmation by the Agent to the Seller of the Agent’s receipt of any such notice and the related documents, Schedule V hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule V accompanying such notice.

(h)       Deposits to Lock-Boxes and Deposit Accounts. The Seller will (or will cause the Servicer or the Originators to) instruct all Obligors to remit all their payments in respect of Receivables to Lock-Boxes or Deposit Accounts (provided that Obligors with respect to International Receivables and Receivables originated by the U.S. Originator shall be instructed to remit such payments to Lock-Boxes or Deposit Accounts located in the United States). If the Seller or Servicer shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box or a Deposit Account (provided that Collections related to an International Receivable or a Receivable originated by the U.S. Originator shall be deposited to a Lock-Box or a Deposit Account in the United States) and until it does so, shall hold the same in trust for the Agent. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box or Deposit Account, cash or cash proceeds other than Collections of Receivables , provided, that if any PST are deposited or credited to any Lock-Box or Deposit Account, the Seller will (or will cause the Servicer or the Originators to), within two Business Days of such deposit or credit, separate such deposits and credits from the Collections held in any applicable Lock-Box or Deposit Account and withdraw such deposited or credited amount from such Lock-Box or Deposit Account.

(i)        Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables with a legend evidencing that Receivable Interests related to such Pool Receivables have been sold in accordance with this Agreement.

(j)        Further Assurances.   (i)     The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement.

(ii)       The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the collateral described in Section 2.11, which financing statements may describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect.

(k)       Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) for delivery to the Banks the following:

(i)        as soon as available and in any event within 105 days after the end of each fiscal year of the Seller ending after the date hereof, a balance sheet of the Seller as of the end of such fiscal year and a statement of income and cash flow of the Seller for such fiscal year, in each case audited and accompanied by the opinion of the Seller’s independent public accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);

(ii)	[Reserved];

(iii)      as soon as available and in any event within 30 days after the end of each fiscal month of the Seller, a balance sheet of the Seller as of the end of such fiscal month and a statement of income and cash flow of the Seller for (x) the period commencing at the end of the previous fiscal month and ending with the end of such fiscal month and (y) the period commencing at the end of the previous fiscal year and ending with the end of such fiscal month, certified by the treasurer or the assistant treasurer of the Seller;

(iv)      as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the treasurer or assistant treasurer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(v)       promptly after the sending or filing thereof, copies of all reports that any Originator sends to any of its security holders, and copies of all reports and registration statements that any Originator or any of its Subsidiaries files with the SEC or any other U.S., Canadian or other national or provincial securities exchange;

(vi)      with respect to the Seller or any ERISA Affiliate, as soon as possible, and in any event within 10 days after the Seller or ACI knows or has reason to believe that any of the events or conditions specified below has occurred or exists, notice of such event or condition (and provide a copy of any report or notice required to be filed with or given to PBGC):

(A)      any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30 day notice requirement in respect thereof has been waived by the PBGC;

(B)      a notice of intent to terminate any Plan or any action taken to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(C)      the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)      the complete or partial withdrawal from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA or the receipt of notice from a Multiemployer Plan that it is in reorganization or insolvency or that it intends to terminate or has terminated;

(E)       the institution of a proceeding by a fiduciary of any Multiemployer Plan to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)       the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections;

(vii)     subject to Section 10.01(f), at least 30 days prior to any change in the name, chief executive or registered office or jurisdiction of organization of any Originator or the Seller, a notice setting forth the new name, chief executive or registered office or jurisdiction of organization and the effective date thereof;

(viii)    promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Originator Purchase Agreement and notice of any Insurance Policy Event;

(ix)      so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that any Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables;

(x)       at the time of the delivery of the financial statements provided for in clauses (i) and (iii) of this paragraph, a certificate of the president,

the chief financial officer or the treasurer or assistant treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(xi)      promptly after receipt thereof, copies of all notices received by the Seller from any Originator under the Originator Purchase Agreement;

(xii)     promptly following receipt thereof, copies of all schedules, endorsements and notices received from the Insurer with respect to the Insurance Policy (including any notice that any additional premium is due in accordance with Section 4 of the “Declarations and Payment of Premium” endorsement to the Insurance Policy);

(xiii)	[Reserved];

(xiv)    concurrently with the sending thereof to the Insurer, any notice by ACI terminating the Insurance Policy; and

(xv)     such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clause (v) of this Section 5.01(k) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on the Parent’s website on the Internet at www.abitibibowater.com or when such reports, or reports containing such financial statements, are posted on the SEC’s website at www.sec.gov; provided that the Seller shall deliver paper copies of the reports and financial statements referred to in clause (v) of this Section 5.01(k) to the Agent upon request.

(l)        Separateness. (i) The Seller shall at all times maintain at least one independent director (x) who is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Company or any of their respective Affiliates.

(ii)       The Seller shall not direct or participate in the management of any of the Other Companies’ operations.

(iii)      The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies.

(iv)      The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v)       The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi)      The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

(vii)     The Seller shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

(viii)    The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

(ix)      The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies.

(x)       The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

(xi)      The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 or PPSA financing statements or other appropriate registrations, with respect to all assets purchased from any of the Other Companies.

(xii)     The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase Agreement.

(m)      Originator Purchase Agreement. The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement or waive the occurrence of any “Event of Termination” under the Originator Purchase Agreement; provided, however, that the Seller may amend the percentage set forth in the definition of “Discount” in the Originator Purchase Agreement in accordance with the provisions of the Originator Purchase Agreement; provided, further, that the Seller shall promptly notify the Agent of any such amendment. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

(n)       Nature of Business. The Seller will not engage in any business other than the purchase or acquisition of Receivables, Related Security and Collections from the

Originators and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

(o)       Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

(p)       Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Incipient Event of Termination or Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(q)       Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement, the Deferred Purchase Price payable to the Originators and (without duplication) as otherwise contemplated by Section 2.02(d) of the Originator Purchase Agreement.

(r)        Certificate of Incorporation. The Seller will not amend or delete Articles THIRD, FIFTH, SEVENTH, TENTH, ELEVENTH or TWELFTH of its certificate of incorporation.

(s)       Tangible Net Worth. The Seller will have, as of the due date of each Monthly Report, a Tangible Net Worth equal to at least 8.0% of the Outstanding Balance of the Receivables at such time.

(t)        Insurance. The Seller will not take or omit to take, any action which gives rise to an exclusion from coverage under the Insurance Policy.

(u)       Other Cross Defaults. If the Parent, any Originator or any Affiliate thereof (other than Bowater Incorporated, Bowater Newsprint South LLC and their Subsidiaries) shall incur any Debt after April 1, 2009 the terms of which include a cross default provision more favorable to the holder of such Debt (or more restrictive of the actions of the Parent or any Originator (including a cross default to this Agreement)), or amend the terms of any other Debt of the Parent, any Originator or any Affiliate (other than Bowater Incorporated, Bowater Newsprint South LLC and their Subsidiaries), in each case, to include a cross default provision more favorable to the holder of such Debt (or more restrictive of the actions of the Parent or any Originator (including a cross default to this Agreement)) than Section 7.01(e) of this Agreement, including, without limitation, with respect to such Affiliates whose Debt is covered by such cross default provision, the Seller shall notify the Agent of such cross default provision and, if requested by the Agent, contemporaneously with such incurrence enter into an amendment to this Agreement, providing a cross default no less favorable to the Banks than the provisions of the cross default governing such other Debt.

(v)       Bowater Cross Defaults. If Bowater Incorporated, Bowater Newsprint South LLC or any of their Subsidiaries shall incur any Debt after April 1, 2009 the terms of which include a cross default provision to Debt of any Originator or any Subsidiary of ACI or AbitibiBowater US Holding LLC (including a cross default to this Agreement), or amend the terms of any other Debt of Bowater Incorporated, Bowater Newsprint South LLC or any of their Subsidiaries, in each case, to include a cross default to Debt of any Originator or any Subsidiary of ACI or AbitibiBowater US Holding LLC (including this Agreement), the Seller shall notify the Agent of such cross default provision and, if requested by the Agent, contemporaneously with such incurrence enter into an amendment to this Agreement, providing a cross default to Debt of Bowater Incorporated, Bowater Newsprint South Inc., and their Subsidiaries.

Section 5.02          Covenant of the Seller and the Originators. Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Banks or the Agent are paid in full, each of the Seller and each Originator will, at their respective expense, from time to time during regular business hours as requested by the Agent, permit the Agent or its agents or representatives (including independent public accountants, which may be the Seller’s or such Originator’s independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller or such Originator, as the case may be, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or any Originator, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Seller or any Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s or any Originator’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or any Originator, as the case may be, having knowledge of such matters. In addition, in relation to each audit of the type described in clause (i) above, the Agent may, at the Seller’s expense, appoint independent public accountants (which may be accountants other than the Seller’s regular independent public accountants) or consultants, or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent. The expense of one audit in each calendar quarter of the type described in clause (i) above, together with the associated written reports of the independent public accountant or consultant described in the preceding sentence, shall be borne by the Seller; provided, however, that after the occurrence and during the continuance of a Trigger Event or following an audit report indicating an audit deficiency that remains uncorrected, the expense of any additional audits and visits as the Agent shall deem reasonably necessary under the circumstances shall be borne by the Seller.

ARTICLE VI

ADMINISTRATION AND COLLECTION

OF POOL RECEIVABLES

Section 6.01          Designation of Servicer. The servicing, administration and collection of the Pool Receivables shall be conducted by the Servicer so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Servicer in accordance with the provisions of the next sentence, ACSC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Agent may, at any time after the occurrence and during the continuance of a Servicer Default, designate as Servicer any Person (including itself) to succeed ACSC or any successor Servicer, if such Person shall consent and agree to the terms hereof. The Servicer may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Servicer’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall automatically terminate upon designation of a successor Servicer. The Servicer hereby appoints ACI as subservicer (ACI, in such capacity, the “Subservicer”) to perform the servicing, administration and collections functions of the Servicer hereunder and with respect to the other Transaction Documents; provided that the foregoing designation of ACI as subservicer does not (i) extend to the amendment or modification of a Receivable in accordance with Section 6.02(c) or (ii) contravene or otherwise exceed or violate Section 6.09. In no instance will the servicing and subservicing hereunder be inconsistent with, or in violation of, the terms and conditions of the Insurance Policy (and ACI shall continue its servicing and administration of the Insurance Policy). The Agent hereby consents to the designation of ACI as subservicer hereunder.

Section 6.02          Duties of Servicer.  (a)    The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Servicer, from time to time designated pursuant to Section 6.01, to enforce their respective rights and interests in the Pool Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Servicer, the Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Agent and the Banks. The Servicer’s and the Subservicer’s duties hereunder shall include paying, on behalf of the Originators, all premiums due under the Insurance Policy when the same are due (and the Servicer and the Subservicer shall provide the Agent with evidence of such payment by no later than the Business Day following the date such payment is due) and performing all obligations of ACI under the Insurance Policy in accordance with the terms of the Insurance Policy. Without limiting the foregoing, the Servicer or the Subservicer will (i)(x) immediately, upon obtaining knowledge of the relevant Obligor’s insolvency and (y) in all other cases, no later than four months after the relevant Receivable becomes due, file a claim under the Insurance Policy in such form as is required by the Insurer and with properly completed supporting documentation; (ii) not take any action to amend, supplement or otherwise modify the Insurance Policy (including, without limitation, consenting to any changes to the Insurance Policy proposed by the Insurer as part of the annual renewal process) or waive any of its rights thereunder, without the Agent’s prior written consent in each case; (iii) not change the directions given to the Insurer to pay all Insurance Proceeds directly into a Deposit Account that is subject to a Deposit Account Agreement; (iv) service the Receivables as required by the Insurer pursuant to the Insurance Policy; (v) deliver to the Insurer in a timely fashion any document or report required by the Insurer; and (vi) not take, or omit to take, any action which gives rise to an exclusion from coverage under the Insurance Policy. The Servicer and the Subservicer will ensure that all records relating to the Receivables are consistent with the requirements of the Insurance Policy and that such records are in such form as will not result in rejection of otherwise proper claims under the Insurance Policy. In the event the Servicer or the Subservicer fails to file a claim with respect to any Receivable, the Agent may (but shall not be required to) file such claim under the Insurance Policy.

(b)       The Servicer (including the Subservicer) shall administer the Collections in accordance with the procedures described in Section 2.04.

(c)       If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, an Originator (other than ACI), while it is the Servicer (subject to the provisions of Section 6.09), may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Originator deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Receivable, provided that (i) any necessary approval of the Insurer shall have been obtained, and (ii) the classification of any such Receivable as a Defaulted Receivable shall not be affected by any such extension.

(d)       The Servicer shall hold in trust for the Seller and each Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. The Servicer shall mark the Seller’s master data processing records evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

(e)       The Servicer shall, as soon as practicable (and in any event within two Business Days) following receipt, turn over to the Person entitled thereto any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f)       The Servicer shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Banks pursuant to Section 2.04.

(g)        The Servicer shall prepare and forward to the Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month prior to 10:00 A.M. (New York City Time) on the 17th calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day).

(i)        On the second Business Day of each calendar week, the Servicer shall prepare and forward to the Agent a Weekly Report which shall contain information related to the Receivables Pool as of the close of business on the last Business Day of the preceding calendar week.

(ii)       The Servicer shall prepare and forward to the Agent a monthly report with respect to all claims submitted by ACI or any of its Subsidiaries under the Insurance Policy during the immediately preceding month (such report to include, without limitation, (A) information with respect to any claims paid or rejected by the Insurer, (B) a breakdown as to claims made with respect to Originator Receivables and receivables that are not Originator Receivables, and (C) a breakdown of claims made by country of location of Obligor), such report to be in form and substance satisfactory to the Agent and to be delivered prior to 10:00 A.M. (New York City Time) on the day that the third Weekly Report for any calendar month is due, unless the due date of such third Weekly Report is the 15th or 16th calendar day of such month, in which case the foregoing report shall be delivered prior to 10:00 A.M. (New York City Time) on the day that the fourth Weekly Report for such calendar month is due.

(iii)      Prior to 10:00 A.M. (New York City time) on each Business Day on or after the occurrence and during the continuance of a Trigger Event, the Servicer shall deliver to the Agent a daily report (each, a “Daily Report”) in substantially the form of the Weekly Report, which shall contain information related to the Receivables Pool as of the close of business on the preceding Business Day and such additional information as the Agent may request from time to time.

(iv)      If at a time no Trigger Event exists, the Servicer shall become aware that, by reason of events occurring since the delivery of the then most recent Weekly Report, the Collateral Availability determined as of such date would be less than 90% of the Collateral Availability determined on the basis of such Weekly Report, the Servicer shall deliver to the Agent a Daily Report as of the close of business on such date prior to 10:00 A.M. (New York City time) on the next succeeding Business Day.

The Servicer shall transmit Seller Reports to the Agent concurrently by facsimile and by electronic mail (each, an “E-Mail Seller Report”). Each E-Mail Seller Report shall be (A) formatted as the Agent may designate from time to time and (B) sent to the Agent at an electronic mail address designated by the Agent. The Agent shall promptly furnish to each Bank a copy of each Seller Report received by it hereunder.

(h)	[Intentionally Omitted].

(i)       The Servicer shall file all tax returns required by law to be filed by it with respect to the Receivables and shall (or shall cause the applicable Originator to) promptly pay, remit or account for, as applicable, all sales taxes (including, without limitation, PST, QST and GST) paid or owing in connection with any Receivables, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with applicable generally accepted accounting principles shall have been set aside on its books.

Section 6.03    Certain Rights of the Agent.   (a)      Pursuant to Section 2.11 hereof, the Seller granted a security interest in the Lock-Boxes and Deposit Accounts to which the Obligors of Pool Receivables shall make payments to the Agent and, pursuant to the Deposit Account Agreements, will provide the Agent with “control” (as such term is defined in Article 9 of the UCC) thereof. After a Trigger Event, the Agent may notify the Obligors of Pool Receivables, at any time and at the Seller’s expense, of the ownership of Receivable Interests under this Agreement.

(b)        At any time following the designation of a Servicer other than an Originator pursuant to Section 6.01 or following a Trigger Event:

(i)        At the request of the Majority Banks, the Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

(ii)       At the Agent’s request and at the Seller’s expense, the Seller shall notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iii)      At the Agent’s request and at the Seller’s expense, the Seller and the Servicer shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables (including, without limitation, the Insurance Policy), and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv)      The Seller authorizes the Agent to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts and the Insurance Policy.

Section 6.04          Rights and Remedies.   (a)      If the Servicer fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s costs and expenses incurred in connection therewith shall be payable by the Servicer.

(b)       The Seller and each of the Originators shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Banks of their rights under this Agreement shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts or the Insurance Policy. Neither the Agent nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

(c)       In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator Purchase Agreement, the provisions of Article VI of this Agreement shall control.

Section 6.05          Further Actions Evidencing Purchases. Each Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, each Originator will (i) upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests and (ii) mark its master data processing records evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold. Each Originator authorizes the Seller or the Agent to file financing statements or other applicable registrations under the PPSA with respect to the Originator Purchase Agreement as permitted by the UCC and the PPSA.

Section 6.06          Covenants of the Servicer and each Originator.  (a)      Audits. In the event the Servicer is not an Originator, the Servicer will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Servicer’s independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Servicer, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder with any of the officers or employees of the Servicer having knowledge of such matters. In the event the Servicer is an Originator, the Agent’s audit rights shall be as set forth in Section 5.02.

(b)       Change in Credit and Collection Policy. Neither the Servicer nor any Originator will make any change in the Credit and Collection Policy that would materially adversely affect the collectibility of any Pool Receivable or the ability of any Originator (if it is acting as Servicer) or the Servicer to perform its obligations under this Agreement. In the event that the Servicer or any Originator makes any change to the Credit and Collection Policy, it shall, contemporaneously with such change, provide the Agent with an updated Credit and Collection Policy and a summary of all material changes.

Section 6.07          Indemnities by the Servicer. Without limiting any other rights that the Agent, any Bank, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Servicer, the Servicer hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, other than (i) Taxes (to the extent provided in Section 2.10) and (ii) Canadian taxes strictly on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and the other Transaction Documents and resulting from a Special Indemnified Party either (x) in the case of a Special Indemnified Party that is a Treaty Resident, having a permanent establishment in Canada, or (y) in the case of a Special Indemnified Party that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, in either case solely as a result of the transactions contemplated hereby (but in the case of a Special Indemnified Party that is a Treaty Resident, only directly and exclusively as a result of any breach by the Seller or the Servicer (or any delegatee thereof) of its obligations hereunder or under any other Transaction Document):

(i)        any representation made or deemed made by the Servicer pursuant to Section 4.02(g) hereof which shall have been incorrect in any respect when made or any other representation or warranty or statement made or deemed made by the Servicer under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii)       the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool Receivable or Contract to conform to any such applicable law, rule or regulation;

(iii)      the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC or PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(iv)      any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, including, without limitation, any failure of the Servicer to file claims under the Insurance Policy in a timely fashion and with properly completed supporting documentation, any action or omission by the Servicer which gives rise to an exclusion from coverage under the Insurance Policy, any failure by the Servicer to service the Receivables in the manner required by the Insurer or any failure by the Servicer to deliver to the Insurer any document or report required by the Insurer to be delivered in a timely manner;

(v)       the commingling of Collections of Pool Receivables at any time by the Servicer with other funds;

(vi)      any action or omission by the Servicer reducing or impairing the rights of the Banks with respect to any Pool Receivable or the value of any Pool Receivable except in accordance with the Credit and Collection Policy and Section 6.02(c);

(vii)	[intentionally omitted];

(viii)    any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Servicer or its Affiliates in servicing, administering or collecting any Receivable;

(ix)      the occurrence of any purchase or reinvestment under this Agreement on any date on which (after giving effect to such purchase or reinvestment) the Aggregate Capital is greater than the Collateral Availability; or

(x)       after the date hereof, any Bank shall be subject to Canadian taxes on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and the other Transaction Documents and resulting from the Seller or such Bank either (x) in the case of any such Person that is a Treaty Resident, having a permanent establishment in Canada, or (y) in the case of any such Person that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, in either case solely as a result of the transactions contemplated hereby (but in the case of any such Person that is a Treaty Resident, only directly and exclusively as a result of any breach by the Seller or the Servicer (or any delegatee thereof) of its obligations hereunder or under any other Transaction Document).

Section 6.08	[Reserved]

Section 6.09          Canadian Residents.   (a)      Notwithstanding anything contained herein or anything contained in any other Transaction Document, the Servicer, as Servicer (and each Person to whom the Servicer delegates any of its responsibilities (including, without limitation, the Subservicer), shall not while acting in Canada, and shall not (and has no authority to) delegate to any Person acting in Canada the authority to, or permit any such Person to, enter into contracts or other agreements in the name of or on behalf of the Seller, the Agent or any Bank; and the Servicer, as Servicer (or any such delegate), is not permitted to (nor has authority to) establish an office or other place of business of the Seller, the Agent or any Bank in Canada. To the extent any responsibilities of any Person acting in Canada (including for greater certainty a Servicer employee or servant or ACI as Subservicer) to whom the Servicer has delegated responsibilities in respect of the Pool Receivables, the Related Security or the Collections hereunder or under any other Transaction Document involve or require such Person to enter a contract or other agreement in the name of or on behalf of the Seller, the Agent or the Banks, such servicing responsibility shall be fulfilled solely by, or upon specific approval of, the Servicer, and such Person is authorized to take such action or give such approval, but only from a place of business outside Canada, and such Person may not delegate such responsibility except upon consent or the direction of the Agent (and then only subject to these same restrictions). The parties hereto agree and acknowledge that the Subservicer (and any delegatee of the Servicer or the Subservicer which is a Canadian Person), acts as an independent contractor (and not the agent) of the Servicer (or, as applicable, the Subservicer).

(b)       Notwithstanding anything contained herein or anything contained in any other Transaction Document, the Seller (and each Person to whom the Seller delegates any of its responsibilities (including, without limitation, the Subservicer)) shall not, while acting in Canada, and shall not (and has no authority to) delegate to any Person acting in Canada the authority to, or permit any such Person to, enter into contracts or other agreements in the name of or on behalf of the Seller. The Seller is not permitted to (nor has authority to) establish an office or other place of business in Canada.

Section 6.10          Deposit Account Agreements. Without limiting Section 6.07, the Servicer hereby agrees that it will reimburse the Agent on demand for any payments or obligations that the Agent may incur pursuant to any indemnity provided by the Agent under any Deposit Account Agreement, including, without limitation, the Blocked Accounts Agreement dated October 27, 2005 among ACI, ACSC, the Agent, Royal Bank of Canada and the Seller, as such Deposit Account Agreements may be amended, restated, supplemented or otherwise modified from time to time.

ARTICLE VII

EVENTS OF TERMINATION

Section 7.01          Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)	Any Servicer Default; or

(b)       The Seller shall fail to make any payment required under Section 2.04(f) or 2.04(g); or

(c)       Any representation or warranty (unless (x) such representation or warranty relates solely to one or more specific Receivables incorrectly characterized as Eligible Receivables and either (i) immediately following the removal of such Receivables from the Net Receivables Pool Balance the Aggregate Capital is not greater than the Collateral Availability or (ii) the Seller shall have made any required deemed Collection payment pursuant to Section 2.04(f) with respect to such Receivables or (y) in the case of the representations and warranties contained in Sections 4.01(a), (j) (the first sentence only) or (q), the breach of such representation or warranty is capable of being cured and is in fact cured (without any adverse impact on the Agent or the Banks or the collectibility of the Pool Receivables) within five Business Days after the first date on which the Seller obtains knowledge or receives written notice of such breach from the Agent) made or deemed made by ACI, any Originator or the Seller (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by ACI, any Originator or the Seller pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect as of the date when made or deemed made or delivered; or

(d)       The Seller or any Originator shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(b) or clauses (ii) and (iii) of this Section 7.01(d)) or any other Transaction Document (other than the Guaranty Agreement) on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Agent, (ii) any covenant applicable to it contained in Sections 5.01(d), 5.01(g), 5.01(h), 5.01(m) (first sentence only), 5.01(n), 5.01(o), 5.01(p), 5.01(q) or 5.01(r) or (iii) any covenant or agreement contained in Section 5.02 on its part to be performed or observed and any such failure referred to in this clause (iii) shall remain unremedied for three Business Days; or

(e)       Any Abitibi Entity shall fail to pay any principal of or premium or interest on any of its Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Debt, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Debt to cause, with the giving of notice if required, such Material Debt to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that this clause (e) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder, under the Guaranty Agreement and under the documents providing for such Debt; or

(f)        Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or the security interest created pursuant to Section 2.11 shall for any reason cease to be a valid and perfected first priority security interest in the collateral security referred to in that section; or

(g)       (i) The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or arrangement of debt, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) any receiver, trustee, custodian or similar official shall be appointed for the Seller under any private right; or (iv) the Seller shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h)	[Reserved]; or

(i)        The Aggregate Capital on any Reporting Date shall be greater than the Collateral Availability unless the Seller reduces the outstanding Capital on the Business Day immediately following the date the relevant Seller Report is due, bringing the Aggregate Capital to less than or equal to the Collateral Availability; or

(j)        There shall have occurred any material adverse change (as determined by the Agent or the Majority Banks) in the collectibility of the Receivables Pool or the ability of ACI, any Originator, the Seller or the Servicer to collect Pool Receivables or otherwise perform its obligations under this Agreement and the other Transaction Documents, other than the filing or the effect of the Bankruptcy Case and the Canadian Case or the circumstances and events leading up thereto; or

(k)       An “Event of Termination” or “Facility Termination Date” shall occur under the Originator Purchase Agreement, or the Originator Purchase Agreement shall cease to be in full force and effect; or

(l)        All of the outstanding capital stock of the Seller shall cease to be owned, directly or indirectly, by ACSC, or all of the outstanding capital stock of ACSC or ACI shall cease to be owned, directly or indirectly, by the Parent; or

(m)      One or more judgments for the payment of money (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Seller, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Seller to enforce any such judgment; or

(n)       One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or the Canadian Dollar Equivalent thereof (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Parent or any Abitibi Entity or any combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (including as a result of the Bankruptcy Case or the Canadian Case), or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Parent or any Originator or the Seller to enforce any such judgment; or there shall be rendered against the Seller or any Abitibi Entity a nonmonetary judgment with respect to any event which causes or could reasonably be expected to cause a Material Adverse Effect; or

(o)       The PBGC or the Internal Revenue Service shall, or shall notify the Parent, the Seller or the Originators of its intention to, file notice of a lien pursuant to Section 4068 of ERISA or Section 6320 of the Code with regard to any of the assets of the Parent, the Seller or the Originators and such lien has not been discharged within 30 days of receipt of notice thereof and the amount of such lien is greater than $1,000,000; or

(p)       (i) ACI shall fail to make any payment required by the Undertaking (Originator) or the Undertaking (Servicer) or (ii) ACI shall fail to perform or observe any other term, covenant or agreement contained in the Undertaking (Originator) or the Undertaking (Servicer) and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Agent, or (iii) any of the Undertaking (Originator) or the Undertaking (Servicer) shall cease to be in full force and effect; or

(q)       The Insurer shall refuse to pay any claim under the Insurance Policy specific to the Receivables solely as a result of an action by an Originator constituting “Corruption”, as such term is defined in Section 8(7) of the Insurance Policy; or

(r)        The Insurer shall terminate, or send ACI any notice of termination of, the Insurance Policy pursuant to Section 37(2) or 37(3) of the Insurance Policy; or

(s)	[Reserved]; or
(t)	[Reserved]; or
(u)	[Reserved]; or
(v)	[Reserved]; or

(w)      (i) The Bankruptcy Court fails to enter the US Final Order within 30 days of the US Interim Order (or within such longer period, not to exceed 60 days, as may be agreed in writing by the Agent), (ii) the US Interim Order, the Canadian Amended Order or the US Final Order is reversed, vacated, stayed or modified, in each case in a manner adverse to the interests of the Banks (in the case of the Canadian Amended Order, solely with respect to the Securitization Provisions), (iii) the Canadian Amended Order (solely with respect to the Securitization Provisions), the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter) shall cease to be in full force and effect or (iv) any Abitibi Entity shall fail to comply with any provision relating to the rights of the Agent or the Banks in the Canadian Amended Order, the US Interim Order (at any time prior to the entry of the US Final Order) or the US Final Order (thereafter), in each case as applicable; or

(x)       An order with respect to any of the Bankruptcy Case shall be entered by the Bankruptcy Court (or any Abitibi Entity shall file an application or motion for entry of an order) (i) appointing a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code, or (iii) dismissing (under Section 1112 of the Bankruptcy Code or otherwise) or converting the Bankruptcy Case to a Chapter 7 case; or an order shall be entered by the Canadian Court (or any Abitibi Entity shall file an application or motion for entry of an order) terminating the Canadian Case or converting the Canadian Case to a proceeding under the Bankruptcy and Insolvency Act (Canada) or appointing a trustee in bankruptcy, a receiver, an interim receiver, a receiver and manager or another official with similar powers over ACI or its assets; or

(y)	[Reserved]; or

(z)       (i) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Bankruptcy Case or an order shall be entered by the Canadian Court sanctioning a plan of compromise or arrangement in the Canadian Case which, in either case, does not (x) permit (i) the Seller to repay in full in cash all Capital of all Receivable Interests and all other amounts owing hereunder and under the other Transaction Documents and (ii) the Guarantors to pay in full in cash all amounts owed under the Guaranty Agreement, in each case on the date of effectiveness of such plan in each case in a manner satisfactory to the Agent on or before the effective date of such plan, (y) with respect to a plan of reorganization in the Bankruptcy Case, contain a provision for the payment in full in cash of all superpriority claims granted in favor of the Agent and the Banks pursuant to the US Final Order and the US Interim Order, as applicable, and in each case in a manner satisfactory to the Agent on or before the effective date of such plan, and (z) provide for the continuation of the superpriority claims in favor of the Agent and the Banks until such effective date; or (ii) any Abitibi Entity (or any party with the support of any Abitibi Entity) shall have filed a plan of reorganization that either violates or contains provisions that would prevent the realization of clause (z)(i) of this subparagraph in the Bankruptcy Case or the Canadian Case; or

(aa)     An order with respect to either the Bankruptcy Case or the Canadian Case shall be entered by the Bankruptcy Court or the Canadian Court, as applicable, or any appellate court (i) to revoke, reverse, stay, vacate or rescind any provision of the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, (ii) to modify, supplement or amend any provision of the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order in each case in a manner adverse to the interests of the Banks, (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Originators, equal or superior to the priority of the Superpriority Receivables Claims or the priority of the Seller, the Agent or the Banks pursuant to the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, in each case as applicable, or to permit any court ordered priority charge to have priority as to any of the Originators, equal or superior to the priority of the Superpriority Receivables Claims or the priority of the Seller, the Agent or the Banks pursuant to the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, in each case as applicable, (iv) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever), other than the Adequate Protection Claims, to have administrative priority as to any of the Guarantors, equal or superior to the priority of the Superpriority Guaranty Claims pursuant to the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same) or the Securitization Provisions of the Canadian Amended Order, in each case as applicable, or to permit any court ordered priority charge, other than the Adequate Protection Claims, to have priority as to any of the Guarantors, equal or superior to the priority of the Superpriority Guaranty Claims pursuant to the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same) or the Securitization Provisions of the Canadian Amended Order, in each case as applicable, or (v) to grant or permit the grant of an Adverse Claim on the Receivables; or any Abitibi Entity shall file a motion or other pleading seeking the approval of any of the matters described in the preceding clauses (iii), (iv) and (v); or

(bb)     Any provision of the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, this Agreement or any other Transaction Document, in each case as applicable, shall for any reason cease to be valid or binding or enforceable against the Seller, any of the Originators or any Guarantor, or the Parent or any Abitibi Entity shall so state in writing; or the Parent or any Abitibi Entity shall commence or join in any legal proceeding to contest in any manner that the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, this Agreement or any other Transaction Document constitutes a valid and enforceable agreement or the Seller, any of the Originators or any Guarantor shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, this Agreement or any other Transaction Document; provided, that failure of the Intercreditor Agreement to be valid or binding or enforceable, or commencement by or joinder of the Seller, any of the Originators or any Guarantor in any legal proceeding to contest that the Intercreditor Agreement constitutes a valid and enforceable agreement or to assert that it has no further obligation or liability thereunder, shall not constitute an Event of Termination unless such failure, commencement or joinder results in or could reasonably be expected to result in a Material Adverse Effect; or

(cc)     The Parent or any Abitibi Entity shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or the Canadian Court or any other writing executed by any Originator or by oral argument) any other Person’s motion to, (1) disallow in whole or in part any of the obligations arising under this Agreement or any other Transaction Document, provided that with respect to the Intercreditor Agreement, only to the extent adverse to the Agent or the Banks, (2) challenge the validity and enforceability of the claims granted or confirmed herein or in the US Interim Order (prior to the entry of the US Final Order), the US Final Order (after the entry of same), the Securitization Provisions of the Canadian Amended Order, in each case as applicable, in favor of the Agent and the Banks or (3) challenge the validity or the true sale/contribution nature of the transfers of the Originator Receivables from the Originators to the Seller; or

(dd)     An order shall have been entered by the Bankruptcy Court or the Canadian Court avoiding or requiring disgorgement by the Agent or any Bank of any amounts received in respect of the Receivable Interests or otherwise; or

(ee)     If the Seller, any Originator or any Guarantor is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

(ff)      any “Event of Default” as defined in the Guaranty Agreement shall occur or be continuing; or

(gg)	any Insurance Policy Event shall occur and be continuing; or

(hh)     the Donohue Group’s authorization to use cash collateral shall have been terminated as a result of a failure to replenish the Interest Account in accordance with paragraph 34(f) of the US Interim Order (at any time prior to the entry of the US Final Order) or the applicable paragraph of the US Final Order (thereafter);

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Agent may (and at the direction of the Majority Banks shall) by notice to the Seller declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Servicer, if such Event of Termination is a Servicer Default, the Agent may (and at the direction of the Majority Banks shall) designate another Person to succeed ACSC as the Servicer; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC, the PPSA and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

THE AGENT

Section 8.01          Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, to the extent required by Section 4(d) of the Four Party Agreement as a condition to the receipt of Insurance Proceeds, each Bank hereby irrevocably authorizes the Agent to transfer and assign to the Insurer such Bank’s Receivable Interests and all Related Security with respect thereto. As to any matters not expressly provided for by this Agreement or the other Transaction Documents (including, without limitation, enforcement of this Agreement or the other Transaction Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Transaction Documents or applicable law.

Section 8.02          Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Servicer) or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Parent, the Seller, the Originators and the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank (whether written or oral) and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement relating to the Parent, Seller, any Originator or the Servicer or to inspect the property (including the books and records) of the Parent, the Seller, any Originator or the Servicer; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03          Citibank and Affiliates. The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by any of its Affiliates.

With respect to any Receivable Interest or interest therein owned by it, any such Affiliate shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though its Affiliate were not the Agent. Citibank and any of its Affiliates may generally engage in any kind of business with the Parent, the Seller, the Servicer or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Parent, the Seller, the Servicer, any Originator, or any Obligor or any of their respective Affiliates, all as if Citibank were not the Agent and without any duty to account therefor to the Banks.

Section 8.04          Bank’s Purchase Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 8.05          Indemnification of Agent. Each Bank agrees to indemnify the Agent (to the extent not reimbursed by the Seller or the Servicer), ratably according to the amount of its Bank Commitment (or, if the Bank Commitments have been terminated, then ratably according to the respective amounts of Capital of the Receivable Interests (or interests therein) owned by it), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Agent under this Agreement or the other Transaction Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

Section 8.06          Syndication Agent and Documentation Agent. Nothing in this Agreement or any other Transaction Document shall impose any duty or liability whatsoever on the Syndication Agent in such capacity or on the Documentation Agent in such capacity.

ARTICLE IX

INDEMNIFICATION

Section 9.01          Indemnities by the Seller. Without limiting any other rights that the Agent, the Banks, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of

Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent found in a final non appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except for the obligation of the Seller to pay the Termination Amount and as otherwise specifically provided in this Agreement) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor or (c) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, other than (i) Taxes (to the extent provided in Section 2.10) and (ii) Canadian taxes strictly on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and the other Transaction Documents and resulting from the Seller or any Bank either (x) in the case of any such Person that is a Treaty Resident, having a permanent establishment in Canada, or (y) in the case of any such Person that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, in either case solely as a result of the transactions contemplated hereby (but in the case of any such Person that is a Treaty Resident, only directly and exclusively as a result of any breach by the Seller or the Servicer (or any delegatee thereof) of its obligations hereunder or under any other Transaction Document). Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)        the characterization in any Seller Report or other written statement made by or on behalf of the Seller of any Receivable as an Eligible Receivable or as included in the Net Receivables Pool Balance which, as of the date of such Seller Report or other statement, is not an Eligible Receivable or should not be included in the Net Receivables Pool Balance;

(ii)       any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect as of the date when made;

(iii)      the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or the transfer of such Pool Receivable hereunder; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation; or the failure by the Seller to pay, remit or account for any taxes related to or included in a Receivable when due;

(iv)      the failure to vest in the Banks (a) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or (b) a perfected security interest as provided in Section 2.11, in each case free and clear of any Adverse Claim;

(v)       the failure to have filed or sent, or any delay in filing or sending, financing statements, notices or other similar instruments or documents under the UCC or the PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time; or the failure to have properly notified any Obligor of the transfer, sale or assignment of any Receivable pursuant to the Transaction Documents, to the extent such notice is required to perfect the same under Quebec law; for purposes of this clause (v), “perfect” under Quebec law, means to render opposable, publish and allow the setting up of the purchaser’s interest in, and right to collect payment under, the assets which are the subject of such transfer, sale and assignment, and to make opposable, publish and allow the setting up of such transfer, sale and assignment as against Obligors and other third parties, including any trustee in bankruptcy;

(vi)      any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer);

(vii)     any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts, including, without limitation, any act or omissions by the Seller which gives rise to an exclusion from coverage under the Insurance Policy;

(viii)    any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)      the commingling of Collections of Pool Receivables at any time with other funds;

(x)       any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by the Seller, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);

(xi)      any failure of the Seller to comply with its covenants contained in this Agreement or any other Transaction Document;

(xii)     any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable;

(xiii)    any claim arising out of any failure by the Seller to obtain a consent (if required) from the relevant Obligor to the transfer, sale or assignment of any Receivable pursuant to the Transaction Documents; or

(xiv)    after the date hereof, any Bank shall be subject to Canadian taxes on income or capital in connection with the Receivables or the transactions contemplated by this Agreement and the other Transaction Documents and resulting from the Seller or such Bank either (x) in the case of any such Person that is a Treaty Resident, having a permanent establishment in Canada, or (y) in the case of any such Person that is not a Treaty Resident, carrying on business in Canada for the purposes of the Canadian Tax Act, in either case solely as a result of the transactions contemplated hereby (but in the case of any such Person that is a Treaty Resident, only directly and exclusively as a result of any breach by the Seller or the Servicer (or any delegatee thereof) of its obligations hereunder or under any other Transaction Document).

ARTICLE X

MISCELLANEOUS

Section 10.01	Amendments, Etc.

(a)             Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by the Seller, the Servicer, any Originator or any Guarantor therefrom, shall be effective unless in a writing signed by the Agent with the written consent of the Majority Banks and, in the case of any such amendment, the Seller and the Servicer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall,

(i)	without the prior written consent of each Bank

(1)       amend this Section 10.01(a), Section 2.02(c), Section 2.04(i) or Section 2.12, the definitions of “Majority Banks”, “Percentage” or “Super Majority Banks” or any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Banks; or

(2)       amend, modify or waive any provision of this Agreement in any way which would

(A)      reduce the amount of Capital or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof or reduce the Applicable Margin or change the order of application of Collections to the payment thereof, or

(B)      reduce fees payable by the Seller to or for the account of such Bank hereunder or delay the dates on which such fees are payable; or

(3)       except as contemplated by Sections 2.14 and 2.15 (each as in effect on the Closing Date) extend the Facility Termination Date;

(4)       amend, modify or waive Section 2.04(e), 2.05(c), 2.14(ii), 2.15(ii) or 8.05 in a manner that would alter the ratable application of funds (or, in the case of Section 8.05, the ratable indemnity) required pursuant thereto;

(5)       amend, modify or waive Section 2.01(a), 2.02(a), 2.02(b) or 2.04(b)(ii) in a manner that would result in purchases of Receivable Interests or reinvestments of Collections being made by the Banks other than on a pro rata basis;

(6)       subordinate or release all or substantially all of the Collateral, or release all or substantially all of the aggregate value of the guarantees made by the Guarantors pursuant to the Guaranty Agreement; or

(7)       amend the definition of “Bank Commitment” in any manner that would result in or permit the Bank Commitments to be reduced other than on a pro rata basis as a result of a reduction in the Purchase Limit;

(ii)       without the consent of the applicable Bank, increase the Bank Commitment of such Bank, subject such Bank to any additional obligations, or decrease the Receivable Interest of such Bank; and

(iii)      without the consent of the Super Majority Banks, (x) amend the definition of “Collateral Availability”, “Net Receivables Pool Balance” or “Eligible Receivables” or the components thereof in any manner the effect of which would be to increase Collateral Availability or (y) release any Guarantor from the guarantee made by it pursuant to the Guaranty Agreement.

Notwithstanding the foregoing, (i) Schedules IV and V hereto may be amended in accordance with the procedures set forth in Section 5.01(b) and Section 5.01(g), respectively and (ii) the amendments described in clauses (c) through (e) of this Section 10.01 shall become effective upon the satisfaction of the applicable conditions precedent set forth in this Section 10.01. No failure on the part of the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Notwithstanding anything to the contrary herein, no Defaulted Bank shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.

(b)       Replacement of Banks in Certain Circumstances.  If any Bank does not consent to a proposed amendment, modification or waiver (a “Non-Consenting Bank”) that requires the consent of each Bank and that has been approved by the Majority Banks, the Seller shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.03(b)(iii)), upon notice to such Non-Consenting Bank and the Agent, to require such Non-Consenting Bank to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.03) all of its rights and obligations under this Agreement to an Eligible Assignee, which Eligible Assignee (which may be another Bank that is not a Non-Consenting Bank, if such other Bank accepts such assignment) shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any applicable law, rule or regulation or order of any governmental authority and (ii) the assignee or the Seller shall pay to the Non-Consenting Bank in immediately available funds on the date of such assignment the amount of such Non-Consenting Bank’s Capital, accrued Yield and Fees thereon and all other obligations accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.08 or 2.10, if any).

(c)	[Reserved]
(d)	[Reserved]

(e)       Change of Address Amendments. Effective as of the effective date (the “Change of Address Effective Date”) of the Change of Address as set forth in the Notice of Change of Address to be delivered by the Seller to the Agent in the form attached hereto as Annex L (the “Notice of Change of Address”), which Notice of Change of Address shall be delivered to the Agent by no later than five Business Days prior to the Change of Address Effective Date, and subject to the satisfaction of the conditions precedent set forth below, Schedules III and IV to this Agreement are deleted in their entirety and replaced with Schedules III and IV attached to the Notice of Change of Address, respectively.

The amendments described in this Section 10.01(e) shall become effective on the Change of Address Effective Date, subject to the receipt by the Agent, on or prior to the Change of Address Effective Date, of acknowledgment copies or time stamped receipt copies (or other satisfactory evidence of filing) of proper financing statements and financing statement amendments, duly filed against ACSC and the Seller on or before the Change of Address Effective Date under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to continue perfection of the ownership and security interests contemplated by this Agreement and the other Transaction Documents.

(f)        Waivers. The Agent, as agent for the Banks, hereby waives the requirement to provide thirty (30) days’ written notice set forth in Section 5.01(k)(vii), solely to the extent relating to the Change of Address; provided that the Seller timely complies with the requirements to provide such notice in each case pursuant to its agreements set forth in clause (e) of this Section 10.01.

Section 10.02        Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record, (i) to each of the Seller, the Servicer and the Agent, at its address set forth on Schedule III hereto, (ii) to each Bank, at its address specified in its Administrative Questionnaire or (iii) to any party hereto at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

Section 10.03	Assignability. (a) [Reserved].

(b)       Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it); provided, however, that

(i)        each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(ii)       the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Bank’s Bank Commitment, provided that all concurrent assignments to Related Funds will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and

(iii)      the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Bank hereunder and (y) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c)       The Agent shall maintain at its address referred to in Section 10.02 of this Agreement a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of (i) the names and addresses of the Banks and (ii) the Bank Commitment of, and aggregate outstanding Capital of Receivable Interests or interests therein owned by, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes regarding the ownership of the Receivable Interests, absent manifest error, and the Seller, the Originators, the Agent and the Banks shall treat each person whose name is recorded in the Register as the owner of a Receivable Interests and as a Bank under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller or any Bank at any reasonable time and from time to time upon reasonable prior notice. The parties hereto intend that the Register will satisfy the requirement that indebtedness for U.S. federal income tax purposes represented by the Receivable Interests be in “registered form” as such term is used for purposes of portfolio interest under sections 881(c) and 163(f) of the Code and the regulations promulgated thereunder. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Bank and an Eligible Assignee, the Agent shall, if such Assignment and Acceptance Agreement has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller.

(d)       Notwithstanding any other provision of this Section 10.03, any Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement (i) to secure obligations of such Bank to a Federal Reserve Bank or (ii) to any holder or trustee of such Bank's securities, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or grantee for such Bank as a party hereto.

(e)       Each Bank may sell participations, to one or more banks or other entities (each such bank or entity, a “Participant”), in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and the Receivable Interests or interests therein owned by it); provided, however, that

(i)        such Bank’s obligations under this Agreement (including, without limitation, its Bank Commitment to the Seller hereunder) shall remain unchanged, and

(ii)       such Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Agent, the other Banks, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

(f)       The rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns; provided, however, that the Agent agrees that it will not assign such rights and obligations to any Person other than an Affiliate of Citibank unless:

(i)        in the reasonable judgment of the Agent, the Agent determines that continued service by it (or its Affiliate) as Agent hereunder would be inconsistent with, or otherwise materially disadvantageous under, applicable legal, tax or regulatory restrictions; or

(ii)       an Event of Termination or Incipient Event of Termination shall have occurred and be continuing; or

(iii)      the Seller shall have consented to such assignment (such consent not to be unreasonably withheld or delayed).

(g)        The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and each Bank.

Section 10.04        Costs and Expenses.  (a)    The Seller shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agent and any local counsel retained by the Agent, in connection with the syndication of the receivables facilities provided for herein, the preparation and administration of the Transaction Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Bank, including the fees, charges and disbursements of any counsel for the Agent or any Bank, in connection with the enforcement or protection of its rights in connection with any Transaction Document, including its rights under this Section, or in connection with the Receivable Interests, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Receivable Interests.

(b)       Further, the Seller agrees to pay any and all breakage and other expenses of the Agent and the Banks (including, without limitation, reasonable attorneys’ fees and disbursements and the cost including accrued interest, of terminating or transferring any agreements such as interest rate swaps, over-the-counter forward agreements and future contracts engaged by the Banks or the Agent) in connection with any reduction of the Capital relating to the funding or maintenance of any Receivable Interest (or portion thereof), but without duplication of any such breakage and other expenses that were included in any Liquidation Fee paid with respect thereto.

Section 10.05   No Proceedings. Each of the Seller, the Agent, the Servicer, each Originator, ACI, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, Eureka any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by Eureka shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

Section 10.06        Confidentiality.  (a)  The Seller, each Originator and the Servicer each agrees to maintain the confidentiality of this Agreement, the Originator Purchase Agreement and the Fee Agreement and the respective terms thereof in communications with third parties and otherwise; provided that this Agreement or the terms hereof may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (ii) to their respective Affiliates, directors, officers, employees, agents, auditors and advisors, including, without limitation, attorneys, accountants and consultants on a strictly “need to know” basis if they agree to hold it confidential, (iii) to third parties, solely with respect to (x) the Purchase Limit, the Facility Termination Date, the aggregate Outstanding Balance of Receivables, a summary of the Events of Termination, the definition of “Receivable” and the related definition of “Originator Receivable” set forth in the Originator Purchase Agreement and (y) other terms of the Agreement, to the extent that the Agent has provided its prior written consent to such disclosure, (iv) to the extent required by applicable law, regulation, subpoena, court order or other legal process, including, without limitation, under applicable securities regulations or by securities regulators, or by any court, regulatory body or agency having jurisdiction over such party, (v) in connection with any action or proceeding related to, or the exercise of any remedies under, this Agreement and the other Transaction Documents, or (vi) as may be determined by such party or its auditors, acting reasonably, to be necessary in connection with financial reporting under generally accepted accounting principals or to rating agencies in respect of such party; and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b)       Each Bank and the Agent agrees to keep confidential and not disclose to any third parties any information, including, but not limited to, any Contracts, the identity of the Obligors, any customer lists and aging, the Parent’s or its Affiliates’ accounts receivable policy, credit policy, technical information, operating procedures, financial information, research data, documents, formulas, compilations, reports, studies, test results, software (including source code and object code), database compilations and the format, structure and configuration of any databases (whether or not such information is marked “confidential,” “privileged” or otherwise identified as confidential) (collectively, the “Confidential Information”) provided to it pursuant to the terms of this Agreement, the Transaction Documents or otherwise with respect to the Parent, the Seller, the Originators, the Obligors, the Contracts or the Receivables Pool (including the Seller Reports) in connection with the transactions contemplated by this Agreement and the other Transaction Documents; provided, that such Confidential Information may be disclosed (i) to such party’s Affiliates, directors, officers, employees, agents, auditors and advisors, including, without limitation, attorneys, accountants and consultants (such Affiliates, directors, officers, employees, agents, auditors and advisors are collectively referred to herein as the “Representatives”) and to such party’s assignees and participants and potential assignees and participants and their respective counsel, (ii) to the rating agencies, (iii)  to the extent required by applicable law, regulation, subpoena, court order or other legal process and (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over such party; provided, further, that (A) any such disclosure pursuant to clause (i) or (ii) shall be disclosed to such party on a strictly “need to know” basis and (B) in the case of any such disclosure pursuant to clause (i), the party receiving such Confidential Information shall agree to hold such information confidential in accordance with terms consistent with this Section 10.06 or shall be legally obligated, or otherwise obligated by virtue of such party’s relationship with a Bank or the Agent, to preserve the confidentiality thereof (and any Person making a disclosure pursuant to the foregoing will be responsible for any failure of any of its own Representatives to comply with the provisions of this Section 10.06); and provided, further that such party shall have no obligation of confidentiality in respect of any information (X) which may be generally available to the public or becomes available to the public through no fault of such party, (Y) that was or becomes, without a breach of this Section 10.06 by such party, available to such party on a non-confidential basis from a source that is not known to such party to be subject to a confidentiality agreement with the Parent, or (Z) that is approved for release or other use by written authorization of an authorized representative of the Parent or the applicable Affiliate of the Parent. In the event that any Bank or the Agent or any of their Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, such party shall (except in the case of an examination by any regulatory authority), if permitted by applicable law, (x) promptly notify the Parent, the Seller, the applicable Originator or the Servicer, as the case may be, so that such Person may seek a protective order, injunctive relief or other appropriate remedy and (y) use its reasonable efforts to request that the Person or entity propounding any subpoena or demand give the Parent, the Seller, the applicable Originator or the Servicer, as the case may be, a reasonable amount of time to object to the disclosure or production of the Confidential Information.

(c)       Upon the written request of the Parent, the Seller, an Originator or the Servicer, at any time following the later of the Facility Termination Date and the date on which no Capital or Yield on any Receivable Interest shall be outstanding and all other amounts owed by the Seller hereunder are paid in full, any party hereto that has received Confidential Information will either (i) promptly deliver to the Person requesting such Confidential Information, and at the requesting party’s own expense, all copies of the Confidential Information in its or its Representatives’ possession or (ii) if so requested, promptly destroy all copies of the Confidential Information in its or its Representatives’ possession and confirm in writing such destruction to the Person requesting such destruction. Notwithstanding the foregoing, the party to which any such request is made may retain Confidential Information in accordance with its document retention procedures, provided that such party’s obligations with respect to such Confidential Information shall continue in accordance with the terms of this Section 10.06.

(d)       Notwithstanding any other provision herein or in any other Transaction Document, each Bank and the Agent hereby confirms that the Seller, each Originator and the Servicer (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.

Section 10.07        GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE INTERESTS OF THE AGENT AND THE BANKS IN THE RECEIVABLES AND THE ORIGINATOR PURCHASE AGREEMENT ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 10.08        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.09        Survival of Termination. The provisions of Sections 2.08, 2.10, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.

Section 10.10        Consent to Jurisdiction.  (a)      Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in subsection (a) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c)       Each of the Seller and the U.S. Originator consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. ACI consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the attention of the U.S. Originator at its address specified in Section 10.02, or in any other manner permitted by applicable law. Nothing in this Section 10.10 shall affect the right of any Bank or the Agent to serve legal process in any other manner permitted by law.

(d)       To the extent that ACI has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, ACI hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Transaction Documents.

Section 10.11        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

Section 10.12        Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or its assigns could purchase Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

(b)       The obligations of the Seller, the Servicer and each Originator (each, a “Payor”) in respect of any sum due from such Payor to the Banks or the Agent (each, a “Recipient”) hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following such Recipient’s receipt of any sum adjudged to be so due in such other currency, such Recipient may, in accordance with normal banking procedures purchase (and remit in New York) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to such Recipient in Dollars, the relevant Payor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant Recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the relevant Recipient in Dollars, the relevant Recipient agrees to remit to the relevant Payor such excess.

Section 10.13        Execution by ACI. This Agreement shall be considered to be executed and delivered by ACI in the United States of America and once an authorized director or officer of ACI resident in the United States of America has executed the same.

Section 10.14        Language. This Agreement and all related documents have been written in the English language at the express request of the parties. Le présent contrat ainsi que tous les documents s’y rattachant ont été rédigés en anglais à la demande expresse des parties.

Section 10.15        Tax Treatment. It is the intent of the Seller, each Bank and all other parties to this Agreement that for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes only, each Receivable Interest will be treated as indebtedness secured by the Seller’s assets. The Seller, each Bank and all other parties to this Agreement agree to treat the Receivable Interests for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes as indebtedness. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

Section 10.16        Acknowledgment. Each of the parties hereto acknowledges that the amendment and restatement of the Existing RPA on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Existing RPA or any representations, warranties or covenants made by the Seller or the Servicer with respect to such sales, transfers, assignments or security interest grants, any indemnities made by the Seller or by the Servicer, or any rights or remedies of the Agent, Eureka or the Banks with respect thereto. Each of the relevant parties hereto confirms all sales, transfers, assignments and security interests effected pursuant to the Existing RPA.

                                Section 10.17   Assignment by Agent; Continuing Effectiveness.

(a)    CLB, in its capacity as Agent under the Existing RPA (the “Assignor Agent”), does hereby irrevocably assign to Citibank, N.A., in its capacity as Agent under this Agreement (the “Assignee Agent”), and the Assignee Agent does hereby irrevocably assume from the Assignor Agent, as of the Closing Date, (i) all of the Assignor Agent’s rights and obligations in its capacity as Agent under the Existing RPA and under all other Transaction Documents (as defined in the Existing RPA) and the Intercreditor Agreement to which the Assignor Agent is a party and any other documents or instruments delivered pursuant thereto prior to the Closing Date and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor Agent (in its capacity as such) against any Person, whether known or unknown, arising under or in connection with the Transaction Documents (as defined in the Existing RPA) and the Intercreditor Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above. Such sale and assignment is without recourse to the Assignor Agent and without representation or warranty by the Assignor Agent. Subject to satisfaction of the conditions set forth in Section 3.03, the foregoing assignment shall be deemed to occur immediately prior to the effectiveness of the ARRPA.

(b)       Notwithstanding the effectiveness of the assignments set forth in Section 10.17(a) and of the ARRPA, the provisions of Sections 2.08, 2.10, 6.07, 8.02, 8.04, 8.05, 9.01, 10.04, 10.05 and 10.06 of this Agreement shall continue to inure to the benefit of the Assignor Agent and Eureka.

(c)       To the extent required by any Transaction Document, each of the Seller, ACI and ACSC hereby irrevocably consents to the assignments set forth in Section 10.17(a), and confirms that its obligations under any such Transaction Document to which it is a party shall not be affected in any manner solely as a result of such assignments.

Section 10.18	Insurance Policy

(a)             Policy Ownership.      Nothing in this Agreement is intended or shall be construed to be an assignment to the Banks of the whole of or any part of the ownership of the Insurance Policy so as to constitute the Banks the owner of the Insurance Policy. Any assignment related to the Insurance Policy is intended and shall be construed as an assignment of the proceeds of insurance and certain rights in relation thereto (as described in the Four Party Agreement).

(b)       Assignment.    The parties hereto acknowledge that the terms of the Four Party Agreement allow the Insurers to request an assignment of the relevant Receivable Interests from the Banks as a condition to payment of a claim under the Insurance Policy. Any such assignment by the Agent on behalf of the Banks (including Export Development Canada (“EDC”) if it is then a Bank) to EDC, as an Insurer, shall be deemed to be an assignment by the Agent on behalf of all of the Banks (including EDC, if it is then Bank) collectively to EDC, as an Insurer, without prejudice to the obligations of the Banks (including EDC, if it is then a Bank) under this Agreement.

(c)       No Extinguishment.    In the event that a claim is made by the Banks against EDC, as an Insurer, at a time when EDC is a Bank, EDC acknowledges that the claim and the rights of the Banks with respect thereto and under the Insurance Policy will not be extinguished or otherwise affected by virtue of the fact that EDC is a Bank, and that the only right of EDC, as a Bank, in relation to any sum payable by it as Insurer, will be to receive its pro rata share of such sum as a Bank.

Section 10.19        Amendment and Restatement and Continuing Effect. This Agreement constitutes for all purposes an amendment and a restatement of the Existing RPA, and as of the Closing Date all Bank Commitments or Capital outstanding under the Existing RPA shall constitute Bank Commitments and Capital under this Agreement.  The Existing RPA, as amended and restated hereby, continues in full force and effect as so amended and restated by this Agreement.

Section 10.20        Damages Waiver. To the extent permitted by applicable law, none of the Seller, the Servicer or the Subservicer shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Transaction Document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	ABITIBI-CONSOLIDATED U.S. FUNDING CORP. By: /s/ Allen Dea Title: Assistant Treasurer Name: Allen Dea

AGENT:	CITIBANK, N.A., as Agent and Assignee Agent By: /s/ David Jaffe Title: Director/ Vice President Name: David Jaffe

ASSIGNOR AGENT:	CITIBANK, N.A., LONDON BRANCH, as Assignor Agent By: /s/ Tom Sullivan Title: Vice President Name: Tom Sullivan

BANKS:	CITIBANK, N.A. By: /s/ David Jaffe Title: Director/ Vice President Name: David Jaffe

BARCLAYS BANK PLC By: /s/ Cory Wishengrad Title: Managing Director Name: Cory Wishengrad

EXPORT DEVELOPMENT CANADA By: /s/ David Kneebone Title: Financing Manager Name: David Kneebone By: /s/ Christiane de Billy Title: Financing Manager Name: Christiane de Billy

SIEMENS FINANCIAL SERVICES, INC. By: /s/ Douglas Maher Title: Managing Director Name: Douglas Maher By: /s/ Anthony Casciano Title: Managing Director Name: Anthony Casciano

CIT BANK By: /s/ Daniel Burnett Title: Authorized Signatory Name: Daniel Burnett

SERVICER:	ABITIBI CONSOLIDATED SALES CORPORATION By: /s/ Allen Dea Title: Assistant Treasurer Name: Allen Dea

SUBSERVICER:	ABITIBI-CONSOLIDATED INC. By: /s/ William G. Harvey Title: Vice President and Treasurer Name: William G. Harvey

SYNDICATION AGENT:	BARCLAYS CAPITAL INC., as Syndication Agent By: /s/ Cory Wishengrad Title: Managing Director Name: Cory Wishengrad

ORIGINATORS:

ABITIBI-CONSOLIDATED INC.

By:  /s/ William G. Harvey
Title: Vice President and Treasurer
Name: William G. Harvey

ABITIBI CONSOLIDATED SALES CORPORATION

By:  /s/ Allen Dea
Title: Assistant Treasurer
Name: Allen Dea

DOCUMENTATION AGENT	THE CIT GROUP / BUSINESS CREDIT, INC., as Documentation Agent By: /s/ Donna Evans Title: SVP Name: Donna Evans

SCHEDULE I

Bank Commitments

Institution	Bank Commitment	Percentage

Citibank, N.A.	$118,700,000	43.9630%

Barclays Bank PLC	$42,100,000	15.5926%

Export Development Canada	$42,100,000	15.5926%

CIT Group / Business Credit, Inc.	$42,100,000	15.5926%

Siemens Financial Services, Inc.	$25,000,000	9.2593%

Total	$270,000,000

S-I-1

SCHEDULE II

Credit and Collection Policy

S-II-1

SCHEDULE III

Addresses

Seller:	Abitibi-Consolidated U.S. Funding Corp. ACUSFC Room 55 E. Camperdown Way Greenville, SC, 29601 Facsimile No.: 864-282-9504 E-mail: ACUSFC@abitibibowater.com
Agent:

Citibank, N.A.
Attention: David Jaffe

390 Greenwich Street, 1st Floor

New York, NY 10010
Facsimile: 646-291-1029

With a copy to:

1615 Brett Road

OPS II

Attention: Carolyn Figueroa
New Castle, DE 19720

Facsimile: 212-994-0849

Email: carolyn.figueroa@citi.com; glabfunitloansops@citi.com

Banks:

Citibank, N.A.
Attention: David Jaffe

390 Greenwich Street, 1st Floor

New York, NY 10010
Facsimile: 646-291-1029

With a copy to:

1615 Brett Road

OPS II

Attention: Carolyn Figueroa
New Castle, DE 19720

Facsimile: 212-994-0849

Email: carolyn.figueroa@citi.com; glabfunitloansops@citi.com

Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Charles Siew
Facsimile No.: 212-412-6846

S-III-1

ACI:	ABITIBI-CONSOLIDATED INC 1155 METCALFE STREET SUITE 800 MONTREAL QC H3B 542 CANADA ATTENTION: TREASURY DEPARTMENT & WILLIAM G. HARVEY, VP AND CHIEF FINANCIAL OFFICER Facsimile No.: 514-394-2267

With a copy to (in the event of claims or disputes only):	ABITIBI-CONSOLIDATED INC 1155 METCALFE STREET SUITE 800 MONTREAL QC H3B 542 CANADA ATTENTION: LEGAL DEPARTMENT & STEPHANIE LECLAIRE, CHIEF LEGAL OFFICER Facsimile No.: 514-394-3644

Servicer:

Abitibi Consolidated Sales Corporation
55 E. Camperdown Way
Greenville, SC 29601

Attention:  Treasury Department & William G. Harvey, VP and Chief Financial Officer

Facsimile No.: 514-394-2267

With Copy To:

Attention:  Legal Department & Stepanie LeClair, Chief Legal Officer

Facsimile No.: 514-394-3644

Canadian Originator:

ABITIBI-CONSOLIDATED INC
1155 METCALFE STREET
SUITE 800
MONTREAL QC H3B 542
CANADA
ATTENTION: TREASURY DEPARTMENT & WILLIAM G. HARVEY, VP AND CHIEF FINANCIAL OFFICER
Facsimile No.: 514-394-2267

With Copy To:

ATTENTION: LEGAL DEPARTMENT & STEPHANIE LECLAIRE,
CHIEF LEGAL OFFICER
Facsimile No.: 514-394-3644

S-III-2

U.S. Originator:

Abitibi Consolidated Sales Corporation
55 E. Camperdown Way
Greenville, SC 29601

Attention:  Treasury Department & William G. Harvey, VP and Chief Financial Officer

Facsimile No.: 514-394-2267

With Copy To:

Attention:  Legal Department & Stepanie LeClair, Chief Legal Officer

Facsimile No.: 514-394-3644

S-III-3

SCHEDULE IV

UCC and PPSA Information

Seller:

Name:	Abitibi-Consolidated U.S. Funding Corp.

Current Address:	ACUSFC Room

55 E. Camperdown Way

Greenville, SC, 29601

Facsimile No.: 864 282 9504

Prior Address:	4 Gannett Drive

White Plains, NY 10604-3400

Jurisdiction of Organization:	Delaware

UCC Filing Office:	Delaware Secretary of State

Prior Name:	None

U.S. Originator:

Name:	Abitibi Consolidated Sales Corporation

Current Address:	55 E. Camperdown Way
(and location of chief	Greenville, SC 29601
executive office and	Facsimile No.: 864 282 9504

Receivables records)

Prior Address:	4 Gannett Drive

White Plains, NY 10604-3400

Jurisdiction of Organization:	Delaware

UCC Filing Office:	Delaware Secretary of State

Prior Name:	Abitibi-Price Sales Corporation

Canadian Originator:

Name:	Abitibi-Consolidated Inc.

Chief Executive and	1155 Metcalfe Street, Suite 800

Registered Office

S-IV-1

and locations of

Receivables records:	Montreal, Quebec, Canada H3B 5H2

Jurisdiction of Organization:	Canada

PPSA Filing Offices:	British Columbia

Ontario

Quebec

Alberta

Prior Name:	None

S-IV-2

SCHEDULE V

Deposit Accounts

S-V-1

SCHEDULE VI

Depositary Bank Consents

Consent of Royal Bank of Canada to the assignment from CLB to Citibank of CLB’s rights and obligations under the Blocked Accounts Agreement dated October 27, 2005, as amended by the First Amendment to Blocked Accounts Agreement dated as of May 8, 2008

Consent of Bank of America, N.A. to the assignment from CLB to Citibank of CLB’s rights and obligations under the Agreement regarding Pledged Deposit Accounts dated October 27, 2005

S-VI-1

ANNEX C

FORM OF

ASSIGNMENT AND ACCEPTANCE

Dated as of ______________

Reference is made to the Second Amended and Restated Receivables Purchase Agreement, dated as of June 16, 2009 (said agreement, as it may from time to time be amended, supplemented or otherwise modified, being the “RPA”), among Abitibi-Consolidated U.S. Funding Corp., a Delaware corporation (the “Seller”), Abitibi-Consolidated Inc., a Canadian corporation (“ACI”), Abitibi Consolidated Sales Corporation, a Delaware corporation (“ACSC”), the banks and other financial institutions listed on the signature pages of the RPA, Citibank, N.A., as agent (the “Agent”) for the Banks (as defined in the RPA), Barclays Capital Inc., as syndication agent, and The CIT Group / Business Credit, Inc., as documentation agent. Unless otherwise defined herein, terms defined in the RPA are used herein as therein defined.

[•] (the “Assignor”) and [•] (the “Assignee”) agree as follows:

1.         The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of an interest in the Assignor’s rights and obligations under the RPA equal to the amounts specified on Section 1 of Schedule I hereto. The Bank Commitment and the aggregate amount of Capital assigned to the Assignee are set forth in Section 1 of such Schedule I and the Bank Commitment and the aggregate amount of Capital retained by the Assignor after giving effect to such sale and assignment are set forth in Section 2 of such Schedule I.

2.         The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest in the Receivable Interests being assigned by it hereunder and that such interest in such Receivable Interests are free and clear of any Adverse Claim created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the RPA or any other Transaction Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the RPA or any other Transaction Document or any such other instrument or document furnished pursuant thereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created under the RPA and the other Transaction Documents; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any Originator or any Servicer or the performance or observance by the Seller or any Originator or any Servicer of any of their respective obligations under the RPA or any other Transaction Document or any other instrument or document furnished pursuant thereto.

3.         The Assignee (i) confirms that it has received a copy of the RPA and the other Transaction Documents together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Assignment and Acceptance and to purchase the interest in the Receivable Interests being purchased by it hereunder; (ii) agrees that it will, independently and without reliance upon the Agent, any of its Affiliates, the

C-1

Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the RPA and the other Transaction Documents and the other instruments and documents furnished pursuant thereto; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the RPA and the other Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) appoints as its agent the Servicer from time to time designated pursuant to Section 6.01 of the RPA to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the RPA are required to be performed by it as a Bank; and (vi) specifies as its address and telecopier number for notices the office and telecopier number set forth beneath its name on the signature pages hereof.

4.         Following the execution of this Assignment and Acceptance, the parties hereto shall promptly deliver such Assignment and Acceptance to the Agent for acceptance and recording by the Agent and to the Seller. The effective date for this Assignment and Acceptance shall be the later of (i) the date the Agent receives this Assignment and Acceptance executed by the parties hereto and (ii) the date of this Assignment and Acceptance (the “Effective Date”).

5.         Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the RPA and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Transaction Documents (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and, except as otherwise provided in the RPA, be released from its obligations under the RPA.

6.         Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the RPA in respect of the interest assigned hereby (including, without limitation, all payments of Capital, Yield and Fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the RPA for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

C-2

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

[Address and telecopier number and e-mail address]
Attention of:

Accepted this ___ day of ______________

CITIBANK, N.A.,

as Agent

By:
Name:
Title:

[ABITIBI-CONSOLIDATED U.S. FUNDING CORP.]1

as Seller

By:
Name:
Title:]

_________________________

1  If required

C-3

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

Section 1.

Bank Commitment assigned to Assignee:	$______________
Percentage of aggregate Bank Commitments assigned to Assignee:	_______________%[2]
Aggregate amount of Capital assigned to Assignee:	$______________

Section 2.

Bank Commitment retained by Assignor:	$______________
Percentage of aggregate Bank Commitments retained by Assignor:	_______________%

_________________________

2  If Assignee was not previously party to this Agreement, this percentage represents such Assignee’s “Percentage”.

C-4

ANNEX D

FORM OF

NOTICE OF PURCHASE

Dated as of ___________, 200_

Citibank, N.A.,

as Agent

388 Greenwich Street, 19th Floor

New York, New York 10013

Attention: David Jaffe

Re:	Abitibi-Consolidated U.S. Funding Corp.

Ladies and Gentlemen:

The undersigned, Abitibi-Consolidated U.S. Funding Corp., refers to the Second Amended and Restated Receivables Purchase Agreement dated as of June 16, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”) among Abitibi-Consolidated U.S. Funding Corp., as the Seller (the “Seller”), Abitibi Consolidated Sales Corporation (the “Servicer”), Abitibi-Consolidated Inc., as the Subservicer, the banks and other financial institutions party thereto, as Banks, Citibank, N.A., as agent (the “Agent”) for the Banks and the other agents party thereto. Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement are used herein as therein defined.

The Seller hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Receivables Purchase Agreement that the Seller hereby requests a purchase of a Receivable Interest under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such purchase of Receivable Interests (the “Proposed Purchase”) as required by Section 2.02(a) of the Receivables Purchase Agreement:

(i)	The requested initial Capital of such Receivable Interest is $ __ _.
(ii)	The requested Business Day of the Proposed Purchase is ________ __, 20_.
(iii)

The Yield Rate with respect to such Receivable Interest shall be based on the [Alternate Base Rate with a Yield Period of [specify 1 to 29 days]] [Adjusted Eurodollar Rate with a Yield Period of 1 month].

The Seller hereby represents and warrants that the conditions set forth in Section 3.02 with respect to the Proposed Purchase are satisfied on the date hereof.

Delivery of an executed counterpart of this Notice of Purchase by telecopier or other electronic means shall be effective as delivery of an original executed counterpart of this Notice of Purchase.

D-1

Very truly yours,

ABITIBI-CONSOLIDATED U.S. FUNDING CORP.

By:
Name:
Title:

D-2

ANNEX F

Form of Undertaking (Originator)

F-1

ANNEX G

Form of Undertaking (Servicer)

G-1

ANNEX H

Insurance Policy

H-1

ANNEX I

[Intentionally Omitted]

I-1

ANNEX J

[Intentionally Omitted]

J-1

ANNEX K

[Intentionally Omitted]

K-1

ANNEX L

Form of Notice of Change of Address

L-1

ANNEX M

[Intentionally Omitted]

M-1

ANNEX N

Form of Certificate Regarding Adverse Claims

N-1

EXHIBIT A-1

Form of Canadian Amended Order

EXHIBIT A-1-1

EXHIBIT A-2

Form of US Interim Order

EXHIBIT A-2-1

EXHIBIT B

Form of US Final Order

EXHIBIT B-1